UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

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Invesco Ltd.

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Notice of Annual General Meeting of Shareholders and 2014 Proxy Statement

Your vote is important

Please vote by using the internet, the telephone or by

signing, dating and returning the enclosed proxy card

March [31], 2014

Invesco Ltd.

Two Peachtree Pointe

1555 Peachtree Street N.E.

Atlanta, Georgia 30309

Dear Fellow Shareholder,

You are cordially invited to attend the 2014 Annual General Meeting of Shareholders of Invesco Ltd., which will be held on Thursday, May 15, 2014 at 1:00 p.m., Eastern Time, in the Appalachians Room, 18th Floor, at Invesco’s Global Headquarters, located at Two Peachtree Pointe, 1555 Peachtree Street N.E., Atlanta, Georgia 30309. Details of the business to be presented at the meeting can be found in the accompanying Notice of 2014 Annual General Meeting of Shareholders.

We are pleased to once again this year furnish proxy materials to our shareholders via the Internet. The e-proxy process expedites shareholders’ receipt of proxy materials and lowers the costs and reduces the environmental impact of our Annual General Meeting. On March [31], 2014, we mailed to our shareholders a Notice of Internet Availability of Proxy Materials (“Notice”). The Notice contained instructions on how to access our 2014 Proxy Statement, Annual Report on Form 10-K and other soliciting materials and how to vote. The Notice also contains instructions on how you can request a paper copy of the Proxy Statement and Annual Report if you so desire.

We hope you are planning to attend the meeting. Your vote is important and we encourage you to vote promptly. Whether or not you are able to attend the meeting in person, please follow the instructions contained in the Notice on how to vote via the Internet or via the toll-free telephone number, or request a paper proxy card to complete, sign and return by mail so that your shares may be voted.

On behalf of the Board of Directors and the management of Invesco, I extend our appreciation for your continued support.

Yours sincerely,

Rex D. Adams Chairman

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Invesco Ltd. Two Peachtree Pointe 1555 Peachtree Street N.E. Appalachians Room, 18th Floor Atlanta, Georgia 30309

NOTICE OF 2014 ANNUAL GENERAL MEETING OF SHAREHOLDERS

Thursday, May 15, 2014

1:00 p.m.

The Annual General Meeting of Shareholders of Invesco Ltd. will be held at Invesco’s Global Headquarters in the Appalachians Room, 18th Floor, located at Two Peachtree Pointe, 1555 Peachtree Street N.E., Atlanta, Georgia 30309 on Thursday, May 15, 2014 at 1:00 p.m. local time. The purposes of the meeting are:

1.	To amend the Invesco Ltd. Amended and Restated Bye-Laws to declassify our Board of Directors;

2.	To elect two (2) directors to the Board of Directors to hold office until the annual general meeting of shareholders in 2017;

3.	To hold an advisory vote on executive compensation;

4.	To appoint PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2014; and

5.	To consider and act upon such other business as may properly come before the meeting or any adjournment thereof.

During the Annual General Meeting, the audited consolidated financial statements for the fiscal year ended December 31, 2013 of Invesco will be presented. Only holders of record of Invesco common shares on March 17, 2014 are entitled to notice of and to attend and vote at the Annual General Meeting and any adjournment or postponement thereof.

March [31], 2014

Atlanta, Georgia

By Order of the Board of Directors,

Kevin M. Carome, Company Secretary

REVIEW YOUR PROXY STATEMENT AND VOTE IN ONE OF FOUR WAYS:
VIA THE INTERNET Visit the web site listed on your proxy card	BY MAIL Sign, date and return a requested proxy card

BY TELEPHONE Call the telephone number listed on your proxy card	IN PERSON Attend the Annual General Meeting in Atlanta, Georgia

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Proxy Statement Summary

This summary highlights selected information in this Proxy Statement. Please review the entire Proxy Statement and the company’s Annual Report on Form 10-K for the year ended December 31, 2013 before voting.

2013 Performance Highlights

27.7% Increase in Annual Adjusted Operating Income*	39.7% Annual Adjusted Operating Margin*	$34.4 billion Assets Under Management Total Net Inflows	29.1% Increase in Annual Adjusted Diluted EPS*	$850 million Total 2013 Return of Capital to Shareholders

*Note Regarding Non-GAAP Financial Measures: The adjusted financial measures are all non-GAAP financial measures. See the information on page 53 through 58 of our Annual Report on Form 10-K for the fiscal year 2013 for a presentation of, and reconciliation to, the most directly comparable GAAP measures. All current and prior period references to consolidated Invesco Ltd. results, including pre-cash bonus operating income (“PCBOI”) and assets under management (“AUM”), exclude the operations of the Atlantic Trust Private Wealth Management business (“Atlantic Trust”). The company closed the sale of Atlantic Trust on December 31, 2013.

2013 was a year of strong performance for Invesco. Invesco continued to provide strong, long-term investment performance to clients, which contributed to robust organic growth throughout the year. We delivered excellent results for our shareholders, continued to make progress against our strategic objectives and continued to expand the company’s investment capabilities globally.

2013 Executive Compensation Highlights

Our compensation programs are tied to the achievement of our financial and strategic results and our success in serving our clients’ and shareholders’ interests. Reflecting our strong financial results and significant achievements related to our long-term strategic objectives, the compensation of our executive officers was positively impacted in 2013 and paid from the aggregate pool approved by the Compensation Committee (see “Executive Compensation – Compensation Discussion and Analysis – Setting Annual Incentive Compensation Pool”). Below we highlight the results of the 2013 compensation decisions for our executive officers.

16% year-over-year increase in aggregate total compensation for our executive officers*	69% of incentive compensation is deferred incentive compensation for our President & CEO* Deferred Incentive Compensation	64% of incentive compensation is deferred incentive compensation for our other executive officers on average* Deferred Incentive Compensation
* Salaries for our executive officers were unchanged for 2013. Percentages are approximate.

Proxy Statement Summary (cont’d)

Results of 2013 Say-on-Pay Vote and Our Investor Outreach

At the 2013 Annual General Meeting of Shareholders, 95.8% of the votes cast were in favor of the advisory proposal to approve our named executive officer (“NEO”) compensation, (the “Say-on-Pay” advisory proposal). Although we believe that the 2013 vote conveyed our shareholders’ strong support of the committee’s decisions and the existing executive compensation programs, during the balance of 2013 and early 2014, we continued to actively seek investor feedback concerning our compensation programs. In 2013 and early 2014, we held meetings with a significant number of our largest shareholders. While all of the shareholders we spoke with agree on the importance of pay and performance alignment, there was no consensus among these shareholders on how alignment should be measured. A number of the shareholders indicated that their Say-on-Pay decisions are made on a case-by-case basis and that they have not had any issues with Invesco’s compensation in prior years, some noting in particular that they believe appropriate decisions have been made for NEO compensation. Our largest shareholders do not share a consistent philosophy regarding the structure of compensation. That said, all shareholders affirmed the importance of clear disclosure and transparency regarding the decision making process undertaken by the committee. Based on this feedback the committee determined to continue our current compensation practices as described in this Compensation Discussion and Analysis.

Matters For Shareholder Voting

At this year’s Annual General Meeting, we are asking our shareholders to vote on the following matters:

Proposal 1: Amendment to our Bye-Laws to Declassify our Board of Directors

The Board recommends a vote FOR this proposal. See further below in this summary and page 5 for details.

Proposal 2: Election of Directors

The Board recommends a vote FOR the election of the director nominees named in this Proxy Statement. See further below in this summary and pages 6 through 12 for further information on the nominees.

Proposal 3: Advisory Vote on Executive Compensation

The Board recommends a vote FOR this proposal. See page 53 for details.

Proposal 4: Appointment of PricewaterhouseCoopers LLP for 2014

The Board recommends a vote FOR this proposal. See page 54 for details.

Amendment to Our Bye-Laws to Declassify Our Board Of Directors

Currently, our Board of Directors is divided into three classes and members of our Board are elected for staggered terms of three years. Our Board has adopted an amendment to the Invesco Ltd. Amended and Restated Bye-Laws (the “Bye-Laws”) that, if approved by the shareholders at this year’s Annual General Meeting, will provide for annual elections of our directors as follows. Commencing with the class of directors standing for election at the 2015 Annual General Meeting, directors will stand for election for one-year terms, expiring at the next succeeding Annual General Meeting. The directors who were elected at the 2013 Annual General Meeting, whose terms will expire in 2016, and the directors who are elected at the 2014 Annual General Meeting under Proposal No. 2, whose terms will expire in 2017, will continue to hold office until the end of the terms for which they were elected. Therefore, if this proposal is approved, all directors will be elected on an annual basis beginning with the 2017 Annual General Meeting. In all cases, each director will hold office until his or her successor has been elected and qualified or until the director’s earlier resignation or removal. If the amendment to the Bye-Laws is not approved by our shareholders, our Board will remain classified. This proposal requires the affirmative vote of at least 75% of the issued and outstanding shares of the company.

Proxy Statement Summary (cont’d)

Election Of Directors

You are being asked to cast votes for two directors, Messrs. Denis Kessler and G. Richard Wagoner, Jr., each for a three year term expiring in 2017. As previously announced, neither Mr. Rex Adams nor Sir John Banham has been nominated for re-election to the Board because each has reached the mandatory retirement age. This proposal requires the affirmative vote of a majority of votes cast at the Annual General Meeting. Immediately below is information regarding the directors standing for election and Board members continuing in office.

	Name	Age	Director Since	Occupation	Independent	Other Public Boards	Committee Memberships
							A	C	NCG
Directors standing for election	Denis Kessler	62	2002	Chairman and CEO, SCOR SE	X	2(a)	M	M	M
	G. Richard Wagoner, Jr.	61	2013	Former Chairman and CEO, General Motors Corporation	X	1	M	M	M
Directors continuing in office	Joseph R. Canion	69	1997	Former CEO, Compaq Computer Corporation; Former Chairman Insource Technology Group	X	1	—	—	Ch(b)
	Martin L. Flanagan	53	2005	President and CEO, Invesco Ltd.	—	0	—	—	—
	C. Robert Henrikson	66	2012	Former President and CEO, MetLife, Inc. and Metropolitan Life Insurance Company	X	1	M	Ch(b)	M
	Ben F. Johnson III	70	2009	Former Managing Partner, Alston & Bird LLP	X	0	M	M	M
	Edward P. Lawrence	72	2004	Former Partner, Ropes & Gray LLP	X	0	M	M	M
	J. Thomas Presby	74	2005	Former Partner, Deloitte & Touche LLP	X	3	Ch	—	M
	Phoebe A. Wood	60	2010	Principal, CompaniesWood, Former Vice Chairman and CFO, Brown-Forman Corporation	X	3	M	M	M
Retiring Directors	Rex D. Adams	73	2001	Former Vice President of Administration, Mobil Corporation	X	1	—	M	Ch
	Sir John Banham	73	1999	Former Chairman of Johnson Mathey plc	X	1	M	Ch	M

(a)   Mr. Kessler currently serves on the board of directors of SCOR SE, BNP Paribas SA and Dassault Aviation. Effective as of the date of the 2014 Annual General Meeting, Mr. Kessler’s service on the Dassault Aviation board will end.

(b)   As of the conclusion of the 2014 Annual General Meeting.

A – Audit
C – Compensation
NCG– Nomination and Corporate
Governance
M – Member
Ch – Chairman

Proxy Statement Summary (cont’d)

Governance Highlights

Independence	• 10 out of our 11 current directors are independent. • Our CEO is the only management director. • All of our Board committees are composed exclusively of independent directors.
Independent Chairman	• We have an independent Chairman of our Board of Directors, selected by the independent directors. • The Chairman serves as liaison between management and the other independent directors.
Executive Sessions	• The independent directors regularly meet in private without management. • The Chairman presides at these executive sessions.
Board Oversight of Risk Management	• Our Board has principal responsibility for oversight of the company’s risk management process and understanding of the overall risk profile of the company.
Share Ownership Requirements

•   Our non-executive directors must hold at least 18,000 shares of Invesco common stock within seven years of joining the Board.

•   Our CEO must hold at least 250,000 shares of Invesco common stock.

•   All other executive officers must hold at least 100,000 shares of Invesco common stock.

Board Practices

•   Our Board annually reviews its effectiveness as a group.

•   Nomination policies are adjusted as needed to ensure that our Board as a whole continues to reflect the appropriate mix of skills and experience.

•   Directors may not stand for election after age 73.

Accountability	• Directors must be elected by a majority of votes cast. • The Board is presenting for shareholder approval a resolution to declassify the Board of Directors.

Additional Information Regarding the Annual General Meeting

Please see “General Information Regarding the Annual General Meeting” beginning on page 57 for important additional information regarding the Annual General Meeting.

Proxy Statement

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Invesco Ltd. (“Board” or “Board of Directors”) for the Annual General Meeting to be held on Thursday, May 15, 2014, at 1:00 p.m. Eastern Time. In this Proxy Statement, we may refer to Invesco Ltd. as the “company,” “Invesco,” “we,” “us” or “our.”

Proposal No. 1

Amendment to the Company’s Amended and Restated Bye-Laws to Declassify our Board

The Board of Directors has unanimously adopted and is submitting for shareholder approval an amendment (the “Amendment”) to the Bye-Laws that would phase in the declassification of our Board of Directors and provide instead for the annual election of directors.

The Board believes that its classified structure has helped assure continuity of the company’s business strategies and has reinforced a commitment to long-term shareholder value. Although these are important benefits, the Board recognized the growing sentiment among shareholders and the investment community in favor of annual elections. After careful consideration, the Board determined that it is appropriate to propose declassifying the Board.

Currently, our Board of Directors is divided into three classes and members of the Board are elected for staggered terms of three years. If the Amendment is approved, commencing with the class of directors standing for election at the 2015 Annual General Meeting, directors will stand for election for a one-year term, expiring at the next succeeding annual general meeting. The directors who were elected at the 2013 Annual General Meeting, whose terms will expire in 2016, and the directors who are elected at the 2014 Annual General Meeting under Proposal No. 2, whose terms will expire in 2017, will continue to hold office until the end of the terms for which they were recently elected. Therefore, if the Amendment is approved all directors will be elected on an annual basis beginning with the 2017 Annual General Meeting. The shaded blocks in the table below illustrates the years in which members of our Board would stand for annual elections if the proposal is approved by our shareholders.

Election Year
Director	2015	2016	2017
Flanagan, Henrikson, Johnson
Canion, Wood
Kessler, Wagoner

In all cases, each director will hold office until his or her successor has been elected and qualified or until the director’s earlier resignation or removal. If the Amendment is not approved, the Board of Directors will remain classified. Appendix A shows the proposed changes to Bye-Laws 8, 11 and 12, with deletions indicated by strikeouts and additions indicated by underlining.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO THE BYE-LAWS. This proposal requires the affirmative vote of at least 75% of the issued and outstanding shares of the company. Abstentions will have the same effect as votes “against” the proposal.

Proposal No. 2

Election of Directors

The Board is divided into three classes, and our Class I directors are serving a term of office expiring at the 2014 Annual General Meeting. A director holds office until the annual general meeting of shareholders for the year in which his or her term expires, and until such director’s successor has been duly elected and qualified or until such director is removed from office under our Bye-Laws or such director’s office is otherwise earlier vacated. At each annual general meeting, successors to the class of directors whose term expires at such annual general meeting will be elected for a three-year term. However, if shareholders approve Proposal No. 1 providing for annual election of directors, beginning with the 2015 Annual General Meeting, successors to the class of directors whose term expires at such annual general meeting will be elected for a one-year term.

As previously announced, neither Mr. Rex Adams nor Sir John Banham has been nominated for re-election at the 2014 Annual General Meeting because each has reached the mandatory retirement age. Following the completion of the terms of Mr. Adams and Sir John Banham at the conclusion of the 2014 Annual General Meeting, the Board intends to reduce its size to nine (9) members.

The Board has nominated Messrs. Denis Kessler and G. Richard Wagoner, Jr. for election as directors of the company for a term ending at the 2017 Annual General Meeting. Messrs. Kessler and Wagoner are current directors of the company and further information regarding each of them is shown on the following page. Each nominee has indicated to the company that he would serve if elected. We do not anticipate that Messrs. Kessler or Wagoner would be unable to stand for election, but if that were to happen, the Board may reduce the size of the Board, designate a substitute or leave a vacancy unfilled. If a substitute is designated, proxies voting on the original director candidate will be cast for the substituted candidate.

Under our Bye-Laws, at any general meeting held for the purpose of electing directors at which a quorum is present, each director nominee receiving a majority of the votes cast at the meeting will be elected as a director. If a nominee for director who is an incumbent director is not elected and no successor has been elected at the meeting, the director is required under our Bye-Laws to submit his or her resignation as a director. Our Nomination and Corporate Governance Committee would then make a recommendation to the full Board on whether to accept or reject the resignation. If the resignation is not accepted by the Board, the director will continue to serve until the next annual general meeting and until his or her successor is duly elected, or his or her earlier resignation or removal. If the director’s resignation is accepted by the Board, then the Board may fill the vacancy. However, if the number of nominees exceeds the number of positions available for the election of directors, the directors so elected shall be those nominees who have received the greatest number of votes and at least a majority of the votes cast in person or by proxy.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION TO THE BOARD OF EACH OF THE DIRECTOR NOMINEES. This proposal requires the affirmative vote of a majority of votes cast at the Annual General Meeting.

Information about Director Nominees

and Directors Continuing in Office

Director Nominees

Listed below are the names, ages as of March 31, 2014, and principal occupations for the past five years of the director nominees and directors continuing in office.

DENIS KESSLER
Non-Executive Director Director since 2002 Committees: Audit, Compensation, Nomination and Corporate Governance

Denis Kessler (62) has served as a non-executive director of our company since March 2002. Mr. Kessler is chairman and chief executive officer of SCOR SE, and he also serves as a member of the board of directors of BNP Paribas SA. Mr. Kessler previously served on the boards of directors of Bollore from 1999 until 2013, Fonds Strategique d’Investissement from 2008 until 2013 and Dassault Aviation from 2003 until 2014. He is member of the supervisory board of Yam Invest N.V., a privately-held company, and a global counsellor of The Conference Board. Prior to joining the SCOR group, Mr. Kessler was chairman of the French Insurance Federation, senior executive vice president of the AXA Group and executive vice chairman of the French Business Confederation. Mr. Kessler is a graduate of École des Hautes Études Commerciales (HEC Paris). He holds a Doctorat d’Etat of the University of Paris. He is a Doctor Honoris Causa from the Moscow Academy of Finance and the University of Montreal.

Skills and Expertise

Denis Kessler’s experience as an economist and chief executive of a major global reinsurance company have combined to give him valuable insight into both the investment management industry’s macro-economic positioning over the long term as well as our company’s particular challenges within that industry. Further, his experience as a director of a variety of international public companies in several industries has enabled him to provide effective counsel to our Board on many issues of concern to our management.

G. RICHARD WAGONER, JR.
Non-Executive Director Director since 2013 Committees: Audit, Compensation, Nomination and Corporate Governance

G. Richard (“Rick”) Wagoner, Jr. (61) has served as a non-executive director of our company since October 2013. Mr. Wagoner served as chairman and chief executive officer of General Motors Corporation (“GM”) from May 2003 through March 2009, and had been president and chief executive officer since June 2000. Prior positions held at GM during his 32-year career with that company include executive vice president and president of North American operations, executive vice president, chief financial officer and head of worldwide purchasing, and president and managing director of General Motors do Brasil. On June 1, 2009, GM and its affiliates filed voluntary petitions in the United States Bankruptcy Court for the Southern District of New York, seeking relief under Chapter 11 of the U.S. Bankruptcy Code. Mr. Wagoner was not an executive officer or director of GM at the time of that filing. Mr. Wagoner is a member of the board of directors of Graham Holdings Company and several privately-held companies. In addition, he is a member of the advisory boards of AEA Investors and Jefferies Investment Banking and Capital Markets Group, and he advises a number of start-up and early-stage ventures. Mr. Wagoner is a member of the board of visitors of Virginia Commonwealth University, chair of the Duke Kunshan University Advisory Board and a member of Duke’s Fuqua School of Business Advisory Board. He is a member of the mayor of Shanghai, China’s International Business Leaders Advisory Council. Mr. Wagoner received his B.A. from Duke University and his M.B.A. from Harvard University.

Skills and Expertise

Rick Wagoner brings to the Board valuable business, leadership and management insights into driving strategic direction and international operations gained from his 32-year career with GM. Mr. Wagoner also brings significant experience in public company financial reporting and corporate governance matters gained through his service with other public companies.

Directors Continuing in Office – Term Expiring in 2015

MARTIN L. FLANAGAN
Director, President and Chief Executive Officer Director since 2005

Martin Flanagan (53) has been a director and President and Chief Executive Officer of Invesco since August 2005. He is also a trustee and vice-chairman of the Invesco Family of Funds. Mr. Flanagan joined Invesco from Franklin Resources, Inc., where he was president and co-chief executive officer from January 2004 to July 2005. Previously he had been Franklin’s co-president from May 2003 to January 2004, chief operating officer and chief financial officer from November 1999 to May 2003, and senior vice president and chief financial officer from 1993 until November 1999. Mr. Flanagan served as director, executive vice president and chief operating officer of Templeton, Galbraith & Hansberger, Ltd. before its acquisition by Franklin in 1992. Before joining Templeton in 1983, he worked with Arthur Andersen & Co. Mr. Flanagan received a B.A. and BBA from Southern Methodist University (SMU). He is a CFA charterholder and a certified public accountant. He serves on the Board of Governors and as a member of the Executive Committee for the Investment Company Institute, and is a former chairman. He also serves as a member of the executive board at the SMU Cox School of Business and a member of various civic organizations in Atlanta.

Skills and Expertise

Martin Flanagan has spent nearly 30 years in the investment management industry, including roles as an investment professional and a series of executive management positions in business integration, strategic planning, investment operations, shareholder services and finance, with over eight years spent as a CEO. Mr. Flanagan also obtained extensive financial accounting experience with a major international accounting firm. He also is a Chartered Financial Analyst. Through his decades of involvement, including as past chairman of our industry’s principal trade association, the Investment Company Institute, he has amassed a broad understanding of the larger context of investment management that has guided the Board during many critical junctures.

C. ROBERT HENRIKSON
Non-Executive Director Director since 2012 Committees: Audit, Compensation and Nomination and Corporate Governance

Robert Henrikson (66) has served as a non-executive director of our company since January 2012. Mr. Henrikson was president and chief executive officer of MetLife, Inc. and Metropolitan Life Insurance Company from March 2006 through May 2011, and he served as a director of MetLife, Inc. from April 2005, and as chairman from April 2006, through December 31, 2011. During his more than 39-year career with MetLife, Inc., Mr. Henrikson held a number of senior positions in that company’s individual, group and pension businesses. Mr. Henrikson is a former chairman of the American Council of Life Insurers, a former chairman of the Financial Services Forum, a director emeritus of the American Benefits Council, and a former member of the President’s Export Council. In 2012, Mr. Henrikson was elected to the board of directors of Swiss Re, where he serves as chairman of the compensation committee and is a member of the chairman’s and governance committee and the finance and risk committee. Mr. Henrikson also serves as chairman of the board of the S.S. Huebner Foundation for Insurance Education, as a member of the boards of trustees of Emory University and Indian Springs School and a member of the boards of directors of The New York Philharmonic and Americares. Mr. Henrikson earned a bachelor’s degree from the University of Pennsylvania and a law degree from Emory University School of Law. In addition, he is a graduate of the Wharton School’s Advanced Management Program.

Skills and Expertise

Robert Henrikson’s nearly 40 years of experience in the financial services industry, which includes diverse positions of increasing responsibility leading to his role as chief executive officer of MetLife, Inc., have provided him with an in-depth understanding of our industry.

BEN F. JOHNSON III
Non-Executive Director Director since 2009 Committees: Audit, Compensation and Nomination and Corporate Governance

Ben Johnson (70) has served as a non-executive director of our company since January 2009. Mr. Johnson served as the managing partner at Alston & Bird LLP from 1997 to 2008. He was named a partner at Alston & Bird in 1976, having joined the firm in 1971. He received his B.A. degree from Emory University and his J.D. degree from Harvard Law School. He serves as chair of the board of trustees of Atlanta’s Woodward Academy and is the immediate past chair of the board of trustees of Emory University, a position he held from 2000-2013. Mr. Johnson also serves as a trustee of The Carter Center and the Charles Loridans Foundation. He is chair and a non-executive director of Summit Industries, Inc.

Skills and Expertise

Ben Johnson brings to the Board more than a decade of experience leading one of the largest law firms in Atlanta, Georgia, where Invesco was founded and grew to prominence. His career as one of the region’s leading business litigators has given Mr. Johnson deep experience of the types of business and legal issues that are regularly faced by large public companies such as Invesco.

J. THOMAS PRESBY
Non-Executive Director Director since 2005 Committees: Audit, Nomination and Corporate Governance

Thomas Presby (74) has served as a non-executive director of our company since November 2005 and as chairman of the Audit Committee since April 2006. Over a period of thirty years as a partner at Deloitte LLP, he held many positions in the U.S. and abroad, including global deputy chairman and chief operating officer. Currently he is a director of the following other public companies where he also chairs the audit committees: First Solar, Inc., World Fuel Services Corp. and ExamWorks Group Inc. From 2003 to 2009, Mr. Presby was a director of Turbochef Technologies, Inc., from 2005 to 2011 he was a director of American Eagle Outfitters, Inc., and from 2003 to 2012 he was a director of Tiffany & Co. He is a board member of the New York chapter of the National Association of Corporate Directors and a trustee of Montclair State University (N.J.). He previously served as a trustee of Rutgers University and as a director and chairman of the audit committee of The German Marshall Fund of the USA. He received a B.S. in electrical engineering from Rutgers University and an MBA degree from the Carnegie Mellon University Graduate School of Business. Mr. Presby is a certified public accountant in New York and Ohio and a holder of the NACD Certificate of Director Education. He was named by the National Association of Corporate Directors as one of the “Top 100” directors of 2011.

Skills and Expertise

Thomas Presby has amassed considerable experience at the highest levels of finance and accounting, having served for three decades as a partner, as well as in positions of senior management (including chief operating officer), at one of the world’s largest accounting firms. In keeping with his experience, Mr. Presby has been sought by leading companies in a variety of industries to chair the audit committee, a role which he also fulfills for Invesco, where he is additionally recognized by the Board as one of our audit committee financial experts as defined under rules of the Securities and Exchange Commission.

Directors Continuing in Office – Term Expiring in 2016

JOSEPH R. CANION
Non-Executive Director Director since 1997 Committees: Nomination and Corporate Governance

Joseph Canion (69) has served as a non-executive director of our company since 1997 and was a director of a predecessor constituent company (AIM Investments) from 1993 to 1997, when Invesco acquired that entity. Mr. Canion has been a leading figure in the technology industry after co-founding Compaq Computer Corporation in 1982 and serving as its chief executive officer from 1982 to 1991. He also founded Insource Technology Group in 1992 and served as its chairman until September 2006. Mr. Canion received a B.S. and M.S. in electrical engineering from the University of Houston. He is on the board of directors of ChaCha Search, Inc. and is an advisory director of Encore Health Resources and Dynamics, Inc. and Houston Methodist Research Institute. From 2008 to 2011 he was a member of the board of Auditude.

Skills and Expertise

Joseph Canion has extensive service as a board member within the investment management industry, having also served as a director of AIM Investments, a leading U.S. mutual fund manager, from 1991 through 1997 when Invesco acquired AIM. Mr. Canion additionally has notable experience as an entrepreneur, having co-founded a business that grew into a major international technology company. We believe that his experience guiding a company throughout the entirety of its business lifecycle has given him a wide-ranging understanding of the types of issues faced by private and public companies.

EDWARD P. LAWRENCE
Non-Executive Director Director since 2004 Committees: Audit, Compensation and Nomination and Corporate Governance

Edward Lawrence (72) has served as a non-executive director of our company since October 2004. He was a partner of Ropes & Gray, a Boston law firm, from 1976 to December 2007. He currently is a retired partner of Ropes & Gray and a member of the investment committee of the firm’s trust department. Mr. Lawrence is a graduate of Harvard College and earned a J.D. from Columbia University Law School. He is chairman of Partners Health Care System, Inc. and chairman of Dana-Farber Partners Cancer Center. From 1995 to 2011 he was a trustee (and chairman from 1999 to 2008) of the Board of the Massachusetts General Hospital and was a trustee of McLean Hospital in Belmont, Massachusetts from 2000 to 2011.

Skills and Expertise

Edward Lawrence has over thirty years’ experience as a corporate and business lawyer in a major Boston law firm, which has given him a very substantial understanding of the business issues facing large financial services companies such as Invesco. In particular, Mr. Lawrence specialized in issues arising under the Investment Company Act of 1940 and the Investment Advisers Act of 1940 which provide the Federal legal framework for the company’s U.S. investment management business. This background gives Mr. Lawrence an understanding of the potential legal ramifications of Board decisions which is particularly valuable to the Board’s functioning on many of the decisions it is called upon to take. As a member of his law firm’s trust investment practice and as member of investment committees of numerous entities, he also has had frequent interaction with investment advisers located throughout the country, giving him an opportunity to view a wide range of investment styles and practices.

PHOEBE A. WOOD

Non-Executive Director Director since 2010 Committees: Audit, Compensation and Nomination and Corporate Governance

Phoebe Wood (60) has served as a non-executive director of our company since January 2010. She is currently a principal at CompaniesWood and served as vice chairman, chief financial officer and in other capacities at Brown-Forman Corporation from 2001 until her retirement in 2008. Prior to Brown-Forman, Ms. Wood was vice president, chief financial officer and a director of Propel Corporation (a subsidiary of Motorola) from 2000 to 2001. Previously, Ms. Wood served in various capacities during her tenure at Atlantic Richfield Company (ARCO) from 1976 to 2000. Ms. Wood currently serves on the boards of directors of Leggett & Platt, Incorporated (compensation committee), Coca-Cola Enterprises Inc. (audit, corporate responsibility and sustainability and affiliated transaction committees) and Pioneer Natural Resources Company (audit and nominating and corporate governance committees), as well as on the boards of trustees for the University of Louisville, the Gheens Foundation and the American Printing House for the Blind. From 2001 to 2011 Ms. Wood was a member of the board of trustees for Smith College. Ms. Wood received her A.B. degree from Smith College and her M.B.A. from University of California Los Angeles.

Skills and Expertise

Phoebe Wood has extensive experience as both a director and a member of senior financial management of public companies in a variety of industries. Her significant accounting, financial, and business expertise have made her a particularly valuable addition to our directors’ mix of skills, and she has been designated as one of our audit committee’s financial experts, as defined under rules of the Securities and Exchange Commission.

Retiring Directors

REX D. ADAMS
Non-Executive Director Director since 2001 Committees: Compensation and Nomination and Corporate Governance

Rex Adams (73) became chairman of the company in April 2006. He has served as a non-executive director of our company since November 2001 and as chairman of the Nomination and Corporate Governance Committee since January 2007. Mr. Adams was dean of the Fuqua School of Business at Duke University from 1996 to 2001 following a 30-year career with Mobil Corporation. He joined Mobil International in London in 1965 and served as vice president of administration for Mobil Corporation from 1988 to 1996. Mr. Adams was previously a director and member of the audit committee at Vintage Petroleum. Mr. Adams earned a B.A. from Duke University. He was selected as a Rhodes Scholar in 1962 and studied at Merton College, Oxford University. Mr. Adams serves on the Board of Directors of Alleghany Corporation and formerly served as chairman of the Public Broadcasting Service.

Skills and Expertise

Rex Adams has broad international experience in senior management of one of the world’s largest public companies, as well as substantial insight on a variety of business management issues from an academic perspective. His nearly decade of service on our Board has given him a deep understanding of the variety of issues encountered by investment management companies throughout the business cycle.

SIR JOHN BANHAM
Non-Executive Director Director since 1999 Committees: Audit, Compensation and Nomination and Corporate Governance

Sir John Banham (73) has served as a non-executive director of our company since 1999 and as chairman of the Compensation Committee since January 2007. Sir John was director general of the Confederation of British Industry from 1987 to 1992, a director of National Power and National Westminster Bank from 1992 to 1998, chairman of Tarmac PLC from 1994 to 2000, chairman of Kingfisher PLC from 1995 to 2001, chairman of Whitbread PLC from 2000 to 2005, chairman of Geest plc from 2002 to 2005 and chairman of Spacelabs Healthcare Inc. from 2005 to 2008. He was the chairman of Johnson Matthey plc from 2006 to 2011. He is currently chairman of Sultan Scientific Limited and of the UK Future Homes Commission, and an independent director of Cyclacel Pharmaceuticals Inc. Sir John is a graduate of Cambridge University and has been awarded honorary doctorates by four leading U.K. universities.

Skills and Expertise

Sir John Banham brings to the Board a very broad appreciation for international business issues garnered over an extraordinary career in a variety of industries, including financial services. From 2006 to 2011 he was chairman of a successful global manufacturing company. As past director general of the Confederation of British Industry, he represented the views of British business to relevant governments and regulators. Sir John’s experience across a substantial spectrum of industries and companies within the United Kingdom gives him unique insight into the needs of our business in one of Invesco’s most significant and successful markets.

For a director to be considered independent, the Board must affirmatively determine that the director does not have any material relationship with the company either directly or as a partner, shareholder or officer of an organization that has a relationship with the company. Such determinations are made and disclosed according to applicable rules established by the New York Stock Exchange (“NYSE”) or other rules. In accordance with the rules of the NYSE, the Board has affirmatively determined that it is currently composed of a majority of independent directors, and that the following directors are independent and do not have a material relationship with the company: Rex D. Adams, Sir John Banham, Joseph R. Canion, C. Robert Henrikson, Ben F. Johnson III, Denis Kessler, Edward P. Lawrence, J. Thomas Presby, G. Richard Wagoner, Jr. and Phoebe A. Wood.

Corporate Governance

Corporate Governance Guidelines. The Board has adopted Corporate Governance Guidelines (“Guidelines”) and Terms of Reference for our Chairman and for our Chief Executive Officer, each of which is available in the corporate governance section of the company’s Web site at www.invesco.com (the “company’s Web site”). The Guidelines set forth the practices the Board follows with respect to, among other matters, the composition of the Board, director responsibilities, Board committees, director access to officers, employees and independent advisors, director compensation and performance evaluation of the Board.

Board Leadership Structure. As described in the Guidelines, the company’s business is conducted day-to-day by its officers, managers and employees, under the direction of the Chief Executive Officer and the oversight of the Board, to enhance the long-term value of the company for its shareholders. The Board is elected by the shareholders to oversee our management team and to assure that the long-term interests of the shareholders are being served. In light of these differences in the fundamental roles of the Board and management, the company has chosen to separate the Chief Executive Officer and Board chairman positions. The separation of these roles: (i) allows the Board to more effectively monitor and objectively evaluate the performance of the Chief Executive Officer, such that the Chief Executive Officer is more likely to be held accountable for his performance, (ii) allows the non-executive chairman to control the Board’s agenda and information flow, and (iii) creates an atmosphere in which other directors are more likely to challenge the Chief Executive Officer and other members of our senior management team. For these reasons, the company believes that this board leadership structure is currently the most appropriate structure for the company. Nevertheless, the Board may reassess the appropriateness of the existing structure at any time, including following changes in board composition, in management, or in the character of the company’s business and operations.

Code of Conduct and Directors Code of Conduct. As part of our ethics and compliance program, our Board has approved a code of ethics (the “Code of Conduct”) that applies to our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions, as well as to our other officers and employees. The Code of Conduct is posted on our company’s Web site. In addition, we have adopted a separate Directors’ Code of Conduct that applies to all members of the Board. We intend to satisfy the disclosure requirement regarding any amendment to, or a waiver of, a provision of the Code of Conduct for our directors and executive officers by posting such information on our Web site. The company maintains a compliance reporting line, where employees and individuals outside the company can anonymously submit a complaint or concern regarding compliance with applicable laws, rules or regulations, the Code of Conduct, as well as accounting, auditing, ethical or other concerns.

Board’s Role in Risk Oversight. The Board has principal responsibility for oversight of the company’s risk management processes and for understanding the overall risk profile of the company. Though Board committees routinely address specific risks and risk processes within their purview, the Board has not delegated primary risk oversight responsibility to a committee.

Our risk management framework provides the basis for consistent and meaningful risk dialogue up, down and across the company. Our Global Performance Measurement and Risk group assesses core investment risks. Our Corporate Risk Management Committee assesses strategic, operational and all other business risks. A network of business unit, functional and geographic risk management committees under the auspices of the Corporate Risk Management Committee maintains an ongoing risk assessment process that provides a bottom-up perspective on the specific risk areas existing in various domains of our business.

At each Board meeting, the Board reviews and discusses with senior management information pertaining to risk provided by the Global Performance Measurement and Risk group and the Corporate Risk Management Committee. In these sessions senior management reviews and discusses with the Board the most significant risks facing the company. The Board has also reviewed and approved risk tolerance guidelines. By receiving these regular reports, the Board maintains a practical understanding of the risk philosophy and risk tolerance of the company. Through this regular and consistent risk communication, the Board has reasonable assurance that all material risks of the company are being addressed and that the company is propagating a risk-aware culture in which effective risk management is built into the fabric of the business.

The Compensation Committee has evaluated our compensation policies and practices for all employees and has concluded that such policies and practices do not create risks that are reasonably likely to have a material adverse effect on the company. In reaching this conclusion, we undertook the following process to evaluate our compensation policies and practices:

•	A working group comprised of representatives from our human resources and risk management departments was established to review the potential risks associated with Invesco’s compensation policies and practices. The group first created a framework for the risk assessment that incorporated certain focus areas (e.g., performance measures, measurement period, etc.) that we had identified through internal and external sources.

•	Members of the group then reviewed each of Invesco’s compensation plans (formulaic bonus payment plans for investment professionals, equity-based plans, and sales commission plans), applying the established framework. Each item was assessed and classified as “low risk potential,” “medium risk potential” or “high risk potential.”

•	After reviewing each item and the cumulative assessment for each plan, the working group reported to Invesco’s Compensation Committee its findings that none of our compensation policies or practices were reasonably likely to have a material adverse effect on the Company.

•	The Compensation Committee reviewed these findings and concluded that none of Invesco’s compensation policies or practices were reasonably likely to have a material adverse effect on the Company.

The Audit Committee routinely receives reports from the control functions of finance, legal and compliance and internal audit. The Head of Internal Audit reports to the Chairman of the Audit Committee. The Audit Committee oversees the internal audit function’s planning and resource allocation in a manner designed to ensure testing of controls and other Internal Audit activities are appropriately prioritized in a risk-based manner. The Audit Committee also seeks to assure that appropriate risk-based inputs from management and internal audit are communicated to the company’s independent public auditors.

Information about the Board and Its Committees

Board Meetings and Annual General Meeting of Shareholders

During the calendar year ended December 31, 2013, the Board held ten meetings (not including committee meetings). Each director attended at least seventy-five percent (75%) of the aggregate of the total number of meetings held by the Board and the total number of meetings held by all committees of the Board on which he or she served during 2013. The Board does not have a formal policy regarding Board member attendance at shareholder meetings. Eight of our ten directors then in office attended the 2013 Annual General Meeting. Those not attending the meeting were unable to be present due to travel schedules. The non-executive directors (those directors who are not officers or employees of the company) meet in executive session at least once per year during a regularly scheduled Board meeting without management. Rex D. Adams, a non-executive and independent director, presides at the executive sessions of the non-executive directors. As previously announced, the Board has elected Ben F. Johnson III to serve as Chairman of the Board following the expiration of the term of Mr. Adams at the conclusion of this year’s Annual General Meeting.

Committee Membership and Meetings

The current committees of the Board are the Audit Committee, the Compensation Committee and the Nomination and Corporate Governance Committee. The table below provides current membership information.

Name	Audit	Compensation	Nomination and Corporate Governance
Rex D. Adams (1)	—	M	C
Sir John Banham (1)	M	C	M
Joseph R. Canion(1)	—	—	M
Martin L. Flanagan	—	—	—
C. Robert Henrikson(1)	M	M	M
Ben F. Johnson III(2)	M	M	M
Denis Kessler	M	M	M
Edward P. Lawrence	M	M	M
J. Thomas Presby	C	—	M
G. Richard Wagoner, Jr.	M	M	M
Phoebe A. Wood	M	M	M

M — Member C — Chairman

(1)	Neither Mr. Adams nor Sir John Banham has been nominated for re-election at the 2014 Annual General Meeting because each has reached the mandatory retirement age. The Board has appointed Mr. Canion to serve as Chairman of the Nomination and Corporate Governance Committee and Mr. Henrikson to serve as Chairman of the Compensation Committee following the expiration of the terms of Mr. Adams and Sir John Banham at the conclusion of this year’s Annual General Meeting.

(2)	The Board has appointed Mr. Johnson to serve as Chairman of the Board following the expiration of the term of Mr. Adams at the conclusion of this year’s Annual General Meeting.

Below is a description of each committee of the Board. The Board has affirmatively determined that each committee consists entirely of independent directors according to applicable NYSE rules and rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Audit Committee

The Audit Committee is chaired by Mr. Presby and consists additionally of Messrs. Banham, Henrikson, Johnson, Kessler, Lawrence, Wagoner and Ms. Wood. The committee met twelve times during 2013. (The frequency of the committee’s meetings is due to its practice of separately considering certain matters, such as pre-filing review of quarterly reports, among others, in order to devote ample time for discussion and consideration.) Under its charter, the committee:

•	is comprised of at least three members of the Board, each of whom is “independent” of the company under the NYSE and rules of the Securities and Exchange Commission (“SEC”) and is also “financially literate,” as defined under NYSE rules;

•	members are appointed and removed by the Board;

•	is required to meet at least quarterly;

•	periodically meets with the head of Internal Audit and the independent auditor in separate executive sessions without members of senior management present;

•	has the authority to retain independent advisors, at the company’s expense, wherever it deems appropriate to fulfill its duties; and

•	reports to the Board regularly.

The committee’s charter is available on the company’s Web site. The charter sets forth the committee’s responsibilities, which include, among other items, assisting the Board in fulfilling its responsibility to oversee the company’s financial reporting, auditing and internal control activities, including the integrity of the company’s financial statements and assisting the Board in overseeing the company’s legal and regulatory compliance.

The committee has adopted policies and procedures for pre-approving all audit and non-audit services provided by our independent auditors. The policy is designed to ensure that the auditor’s independence is not impaired. The policy provides that, before the company engages the independent auditor to render any service, the engagement must either be specifically approved by the Audit Committee or fall into one of the defined categories that have been pre-approved. (See “Pre-Approval Process and Policy” below.)

The Board has determined that all committee members are financially literate under the NYSE listing standards. The Board has further determined that each of Mr. Presby and Ms. Wood qualifies as an “audit committee financial expert” (as defined under the SEC’s rules and regulations), that each has “accounting or related financial management expertise” and that each is “independent” of the company under SEC rules and the NYSE listing rules. The Board has also determined that Mr. Presby’s service on the audit committees of more than three public companies does not impair his ability to effectively serve on the Audit Committee.

The Compensation Committee

The Compensation Committee is chaired by Sir John Banham and consists additionally of Messrs. Adams, Henrikson, Johnson, Kessler, Lawrence, Wagoner and Ms. Wood. The committee met six times during 2013. As previously discussed, Mr. Henrikson has been appointed as chairman of the committee effective upon the close of the 2014 Annual General Meeting. Under its charter, the committee:

•	is comprised of at least three members of the Board, each of whom is “independent” of the company under the NYSE and SEC rules;

•	members are appointed and removed by the Board;

•	is required to meet at least four times annually; and

•	has the authority to retain independent advisors, at the company’s expense, wherever it deems appropriate to fulfill its duties, including any compensation consulting firm.

The committee’s charter is available on the company’s Web site. The charter sets forth the committee’s responsibilities, which include, among other items, annually approving the compensation structure for, and reviewing and approving the compensation of, senior officers and non-executive directors, and overseeing the annual process for evaluating senior officer performance, overseeing the administration of the company’s equity-based and other incentive compensation plans, and assisting the Board with executive succession planning.

Each year the committee engages a third-party compensation consultant to provide an analysis of, and counsel on, the company’s executive compensation program and practices. The nature and scope of the consultant’s assignment is set by the committee. The committee currently engages Johnson Associates, Inc. (“Johnson Associates”) as its third-party consultant for this review. The committee has considered various factors as required by NYSE rules as to whether the work of Johnson Associates with respect to executive and director compensation-related matters raised any conflict of interest. The committee has determined no conflict of interest was raised by the engagement of Johnson Associates. For a more detailed discussion of the determination of executive compensation and the role of the third-party compensation consultant, please see “Executive Compensation — Compensation Discussion and Analysis” below.

The committee meets at least annually to review and determine the compensation of the company’s non-executive directors. In reviewing and determining non-executive director compensation, the committee considers, among other things, the following policies and principles:

•	that the compensation should fairly pay the non-executive directors for the work, time commitment and efforts required by directors of an organization of the company’s size and scope of business activities, including service on Board committees;

•	that a component of the compensation should be designed to align the non-executive directors’ interests with the long-term interests of the company’s shareholders; and

•	that non-executive directors’ independence may be compromised or impaired for Board or committee purposes if director compensation exceeds customary levels.

As a part of its review, the committee periodically engages Johnson Associates as a third-party consultant to report on comparable non-executive director compensation practices and levels. No executive officer of the company is involved in determining or recommending non-executive director compensation levels. See “Director Compensation” below, for a more detailed discussion of compensation paid to the company’s directors during 2013.

The Nomination and Corporate Governance Committee

The Nomination and Corporate Governance Committee is chaired by Mr. Adams and consists additionally of Messrs. Banham, Canion, Henrikson, Johnson, Kessler, Lawrence, Presby, Wagoner and Ms. Wood. As previously discussed, Mr. Canion has been appointed as chairman of the committee effective upon the close of the 2014 Annual General Meeting. The committee met five times during 2013. Under its charter, the committee:

•	is comprised of at least three members of the Board, each of whom is “independent” of the company under the NYSE and SEC rules;

•	members are appointed and removed by the Board;

•	is required to meet at least quarterly; and

•	has the authority to retain independent advisors, at the company’s expense, whenever it deems appropriate to fulfill its duties.

The committee’s charter is available on the company’s Web site. The charter sets forth the committee’s responsibilities, which include, among other items, establishing procedures for identifying and evaluating potential nominees for director and for recommending to the Board potential nominees for election and periodically reviewing and reassessing the adequacy of the Guidelines to determine whether any changes are appropriate and recommending any such changes to the Board for its approval. The candidates proposed for election in Proposal No. 2 of this Proxy Statement were unanimously recommended by the committee to the Board.

The committee believes there are certain minimum qualifications that each director nominee must satisfy in order to be suitable for a position on the Board, including that such nominee:

•	be an individual of the highest integrity and have an inquiring mind, a willingness to ask hard questions and the ability to work well with others;

•	be free of any conflict of interest that would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director;

•	be willing and able to devote sufficient time to the affairs of the company and be diligent in fulfilling the responsibilities of a director and Board committee member; and

•	have the capacity and desire to represent the best interests of the shareholders as a whole.

In considering candidates for director nominee, the committee generally assembles all information regarding a candidate’s background and qualifications, evaluates a candidate’s mix of skills and qualifications and determines the contribution that the candidate could be expected to make to the overall functioning of the Board, giving due consideration to the Board balance of diversity of perspectives, backgrounds and experiences. While the committee routinely considers diversity as a part of its deliberations, it has no formal policy regarding diversity. With respect to current directors, the committee considers past participation in and contributions to the activities of the Board. The committee recommends director nominees to the Board based on its assessment of overall suitability to serve in accordance with the company’s policy regarding nominations and qualifications of directors.

The committee will consider candidates recommended for nomination to the Board by shareholders of the company. Shareholders may nominate candidates for election to the Board under Bermuda law and our Bye-Laws. The manner in which the committee evaluates candidates recommended by shareholders would be generally the same as any other candidate. However, the committee would also seek and consider information concerning any relationship between a shareholder recommending a candidate and the candidate to determine if the candidate can represent the interests of all of the shareholders. The committee would not evaluate a candidate recommended by a shareholder unless the shareholder’s proposal provides that the potential candidate has indicated a willingness to serve as a director, to comply with the expectations and requirements for Board service as publicly disclosed by the company and to provide all of the information necessary to conduct an evaluation. For further information regarding such deadlines for shareholder proposals, see “Important Additional Information — Shareholder Proposals for the 2015 Annual General Meeting” below.

Director Compensation

Directors who are Invesco employees do not receive compensation for their services as directors. Under the terms of its charter, the Compensation Committee annually reviews and determines the compensation paid to non-executive directors. Directors do not receive any meeting or attendance fees.

The Compensation Committee approved the following fee arrangements for non-executive directors for 2013, with each fee component to be paid in quarterly installments in arrears:

Basic Cash Fee	Non-executive directors (other than the Chairman of the Board) receive an annual basic fee paid in cash in the amount of $120,000. Such fee is paid in arrears in four quarterly installments.
Chairman Fee	In lieu of the above basic cash fee, the Chairman of the Board receives an annual cash fee of $400,000.
Basic Shares Fee	Non-executive directors also receive an annual award of shares in the aggregate amount of $95,000. Such shares are paid in arrears in four quarterly installments of $23,750. Each installment is issued on the second business day following the public announcement of the company’s quarterly earnings results. (By way of example, the installment for the fourth quarter is issued in the first quarter of the following year after publication of the earnings release for the fourth quarter.)
Audit Committee Chairman	The chairman of the Audit Committee receives an additional annual cash fee of $50,000.
Compensation and Nomination and Corporate Governance Committee Chairmen	The chairman of the Compensation Committee and the chairman of the Nomination and Corporate Governance Committee each receive an additional annual cash fee of $15,000.

We also reimburse each of our non-executive directors for their travel expenses incurred in connection with attendance at Board of Directors and committee meetings.

Following a review of current market practices for directors of peer public companies, the Compensation Committee determined in December 2013 that the basic shares fee for non-executive directors will increase to an annual award amount of $145,000, with such shares to be issued in arrears in four quarterly installments of an amount equal to $36,250. All other fees will remain the same for 2014.

Stock Ownership Policy for Non-Executive Directors — All shares granted to our non-executive directors are subject to the Non-Executive Director Stock Ownership Policy. The policy generally requires each non-executive director to achieve an ownership level of at least 18,000 shares within seven years of the date of such director’s first appointment as a non-executive director. Until such ownership level is achieved, each non-executive director is generally required to continue to retain at least 50% of all shares received as compensation from the company following enactment of the ownership policy.

The following table shows as of December 31, 2013 the status of our non-executive directors meeting the requirements of the policy.

Name	Year Service Commenced	Total Shares Held (#)	Share Ownership Goal Met (1)
Rex D. Adams	2001	65,821	✓
Sir John Banham	1999	18,390	✓
Joseph R. Canion	1997	36,393	✓
C. Robert Henrikson	2012	6,349
Ben F. Johnson III	2009	18,371	✓
Denis Kessler	2002	30,615	✓
Edward P. Lawrence	2004	28,868	✓
J. Thomas Presby	2005	22,091	✓
G. Richard Wagoner, Jr.	2013	5,000
Phoebe A. Wood	2010	15,433

(1)	Based on current compensation levels, it is anticipated that Messrs. Henrikson and Wagoner and Ms. Wood will attain their share ownership goal within the time period prescribed by the policy.

Director Compensation Table for 2013

The following table sets forth the compensation paid to our non-executive directors for services during 2013.

Name	Fees Earned or Paid in Cash ($)(1)	Share Awards ($)(2)	Total ($)
Rex D. Adams	415,000	94,925	509,925
Sir John Banham	135,000	94,925	229,925
Joseph R. Canion	120,000	94,925	214,925
C. Robert Henrikson	120,000	94,925	214,925
Ben F. Johnson III	120,000	94,925	214,925
Denis Kessler	120,000	94,925	214,925
Edward P. Lawrence	120,000	94,925	214,925
J. Thomas Presby	170,000	94,925	264,925
G. Richard Wagoner, Jr. (3)	-	-	-
Phoebe A. Wood	120,000	94,925	214,925

(1)	Includes the annual basic fee and, as applicable, Chairman of the Board fee and committee chairman fees.
(2)	Reflects the grant date fair value for each share award. Share awards are 100% vested as of the date of grant.
(3)	Mr. Wagoner joined our Board in October 2013 and did not receive any compensation in 2013.

The following table presents the grant date fair value for each share award made to each non-executive director during 2013.

Name	Date of Grant 2/1/13 ($)	Date of Grant 5/1/13 ($)	Date of Grant 8/1/13 ($)	Date of Grant 11/1/13 ($)	Total Grant Date Fair Value ($)
Rex D. Adams	23,743	23,737	23,723	23,722	94,925
Sir John Banham	23,743	23,737	23,723	23,722	94,925
Joseph R. Canion	23,743	23,737	23,723	23,722	94,925
C. Robert Henrikson	23,743	23,737	23,723	23,722	94,925
Ben F. Johnson III	23,743	23,737	23,723	23,722	94,925
Denis Kessler	23,743	23,737	23,723	23,722	94,925
Edward P. Lawrence	23,743	23,737	23,723	23,722	94,925
J. Thomas Presby	23,743	23,737	23,723	23,722	94,925
G. Richard Wagoner, Jr. (1)	-	-	-	-	-
Phoebe A. Wood	23,743	23,737	23,723	23,722	94,925

(1)	Mr. Wagoner joined our Board in October 2013 and did not receive any compensation in 2013.

The aggregate number of share awards outstanding as of December 31, 2013 for each of our non-executive directors was as follows:

Name	Shares Outstanding (#)	Deferred Shares Outstanding (#)	Total Share Awards Outstanding (#)
Rex D. Adams	29,536		29,536
Sir John Banham	16,993		16,993
Joseph R. Canion (1)	29,468	5,925	35,393
C. Robert Henrikson	6,021		6,021
Ben F. Johnson III	18,371		18,371
Denis Kessler	29,515		29,515
Edward P. Lawrence	28,868		28,868
J. Thomas Presby	22,091		22,091
G. Richard Wagoner, Jr. (2)	-		-
Phoebe A. Wood	14,590		14,590

(1)	For Mr. Canion, represents deferred shares awarded under our legacy Deferred Fees Share Plan.
(2)	Mr. Wagoner joined our Board in October 2013 and did not receive any compensation in 2013.

Information about

the Executive Officers of the Company

In addition to Martin Flanagan, whose information is set forth above, the following is a list of individuals serving as executive officers of the company as of the date of this Proxy Statement. All company executive officers are elected annually by the Board and serve at the discretion of the Board or our Chief Executive Officer.

Mark Armour (60) has served as head of EMEA (which includes Europe, Middle East and Africa) since February 2013. Previously, Mr. Armour served as senior managing director and head of Invesco Institutional, a position he held since January 2007. Mr. Armour also has served as head of sales and service for Invesco’s institutional operations. He was chief executive officer of Invesco Australia from September 2002 to July 2006. Prior to joining Invesco, Mr. Armour held significant leadership roles in the funds management business in both Australia and Hong Kong. He previously served as chief investment officer for ANZ Investments and spent almost 20 years with the National Mutual/AXA Australia Group, where he was chief executive, Funds Management, from 1998 to 2000. Mr. Armour earned a bachelor of economics from La Trobe University in Melbourne, Australia.

G. MARK ARMOUR

Senior Managing Director and Head of EMEA

Kevin Carome (57) has served as general counsel of our company since January 2006. Previously, he was senior vice president and general counsel of Invesco’s U.S. retail business from 2003 to 2005. Prior to joining Invesco, Mr. Carome worked with Liberty Financial Companies, Inc. (LFC) in Boston where he was senior vice president and general counsel from August 2000 through December 2001. He joined LFC in 1993 as associate general counsel and, from 1998 through 2000, was general counsel of certain of its investment management subsidiaries. Mr. Carome began his career as an associate at Ropes & Gray in Boston. He earned two degrees, a B.S. in political science and a J.D., from Boston College. He is a trustee of the U.S. Powershares ETFs and a director of ICI Mutual Insurance Company, the investment management industry captive insurer.

KEVIN M. CAROME

Senior Managing Director and General Counsel

Karen Dunn Kelley (53) has served as senior managing director, Investments, since 2011. Ms. Dunn Kelley joined Invesco in 1989 as a money market portfolio manager. In 1992, she was named chief money market and government officer. In April 2007, she was named head of Invesco’s newly combined fixed income and cash management teams. Ms. Dunn Kelley has been in the investment business since 1982 and began her career at Drexel Burnham Lambert on the Fixed Income High Grade Retail Desk. Ms. Dunn Kelley graduated with a B.S. from Villanova University College of Commerce and Finance.

KAREN DUNN KELLEY

Senior Managing Director, Investments

Andrew T. S. Lo (52) has served as head of Invesco Asia Pacific since February 2001. He joined our company as managing director for Invesco Asia in 1994. Mr. Lo began his career as a credit analyst at Chase Manhattan Bank in 1984. He became vice president of the investment management group at Citicorp in 1988 and was managing director of Capital House Asia from 1990 to 1994. Mr. Lo was chairman of the Hong Kong Investment Funds Association from 1996 to 1997 and a member of the Council to the Stock Exchange of Hong Kong and the Advisory Committee to the Securities and Futures Commission in Hong Kong from 1997 to 2001. He earned a B.S. and an MBA from Babson College in Wellesley, Massachusetts.

ANDREW T. S. LO

Senior Managing Director and Head of Invesco Asia Pacific

Colin Meadows (43) has served as chief administrative officer of Invesco since May 2006 with responsibility for business strategy, human resources, and communications. In September 2008 he expanded his role with responsibilities for operations and technology. Mr. Meadows came to Invesco from GE Consumer Finance where he was senior vice president of business development and mergers and acquisitions. Prior to that role, he served as senior vice president of strategic planning and technology at Wells Fargo Bank. From 1996 to 2003, Mr. Meadows was an associate principal with McKinsey & Company, focusing on the financial services and venture capital industries, with an emphasis in the banking and asset management sectors. Mr. Meadows earned a B.A. in economics and English literature from Andrews University and a J.D. from Harvard Law School.

COLIN D. MEADOWS

Senior Managing Director and Chief Administrative Officer

Loren Starr (52) has served as senior managing director and chief financial officer of our company since October 2005. His current responsibilities include finance, accounting, investor relations and corporate services. Previously, he served from 2001 to 2005 as senior vice president and chief financial officer of Janus Capital Group Inc., after working as head of corporate finance from 1998 to 2001 at Putnam Investments. Prior to these positions, Mr. Starr held senior corporate finance roles with Lehman Brothers and Morgan Stanley & Co. He earned a B.A. in chemistry and B.S. in industrial engineering, from Columbia University, as well as an MBA from Columbia, and an M.S. in operations research from Carnegie Mellon University. Mr. Starr is a certified treasury professional. He is a past chairman of the Association for Financial Professionals, and he currently serves on the boards of Georgia Leadership Institute for School Improvement (GLISI), the Georgia Council for Economic Education (GCEE) and the Woodruff Arts Center.

LOREN M. STARR

Senior Managing Director and Chief Financial Officer

Philip Taylor (59) became head of Invesco’s Americas business in 2012. He had previously served as head of Invesco’s North American Retail business since 2006. He joined Invesco Canada in 1999 as senior vice president of operations and client services, and later became executive vice president and chief operating officer. He was named chief executive officer of Invesco Canada in 2002. Prior to joining Invesco, Mr. Taylor was president of Canadian retail broker Investors Group Securities, and co-founder and managing partner of Meridian Securities, an execution and clearing broker. He held various management positions with Royal Trust, now part of Royal Bank of Canada. Mr. Taylor began his career in consumer brand management in the U.S. and Canada with Richardson-Vicks, now part of Procter & Gamble. He received a Bachelor of Commerce (honours) degree from Carleton University and an M.B.A. from the Schulich School of Business at York University. Mr. Taylor is a member of the dean’s advisory council of the Schulich School of Business. He serves on the board of overseers for the Curtis Institute of Music and on the board of the Royal Conservatory of Music.

PHILIP A. TAYLOR

Senior Managing Director and Head of the Americas

Executive Compensation

Compensation Discussion and Analysis

This section presents a discussion and analysis of the philosophy and objectives of our Board’s Compensation Committee (the “committee”) in designing and implementing compensation programs for our executive officers. In addition, this section describes and analyzes the 2013 compensation determinations relating to our Chief Executive Officer, Chief Financial Officer, and the next three most highly compensated executive officers (our “named executive officers” or “NEOs”).

Executive Summary

2013 Performance Highlights

27.7% Increase in Annual Adjusted Operating Income*	39.7% Annual Adjusted Operating Margin*	$34.4 billion Assets Under Management Total Net Inflows	29.1% Increase in Annual Adjusted Diluted EPS*	$850 million Total 2013 Return of Capital to Shareholders

*Note regarding Non-GAAP Financial Measures: The adjusted financial measures are all non-GAAP financial measures. See the information on page 53 through 58 of our Annual Report on Form 10-K for the fiscal year 2013 for a presentation of, and reconciliation to, the most directly comparable GAAP measures. All current and prior period references to consolidated Invesco Ltd. results, including PCBOI and AUM, exclude the operations of Atlantic Trust. The company closed the sale of Atlantic Trust on December 31, 2013.

2013 was a year of strong performance for Invesco. Invesco continued to provide strong, long-term investment performance to clients, which contributed to robust organic growth throughout the year. We delivered excellent results for our shareholders, continued to make progress against our long-term strategic objectives and continued to expand the company’s investment capabilities globally.

2013 Executive Compensation Highlights

Our compensation programs are tied to the achievement of our financial and strategic results and our success in serving our clients’ and shareholders’ interests. Reflecting our strong financial results and significant achievements related to our long-term strategic objectives, the compensation of our executive officers was positively impacted in 2013 and paid from the aggregate incentive pool approved by the committee (see “Setting Annual Incentive Compensation Pool”). Below we highlight the results of the 2013 compensation decisions for our executive officers.

16% year-over-year increase in aggregate total compensation for our executive officers*	69% of incentive compensation is deferred incentive compensation for our President & CEO* Deferred Incentive Compensation	64% of incentive compensation is deferred incentive compensation for our other executive officers on average* Deferred Incentive Compensation
* Salaries for our executive officers were unchanged for 2013. Percentages are approximate.

Executive Summary (cont’d)

Named Executive Officer Compensation Over A Five-Year Period

The below chart shows the compensation of our NEOs over a five-year period. The committee believes the chart illustrates the appropriate alignment of NEO compensation with the overall operating results of the company for the past five years. For 2013, total compensation for the NEOs increased 16% while adjusted operating income increased 27.7%.

2013 Chief Executive Officer Compensation

Our President and Chief Executive Officer’s incentive compensation increased for 2013.
Mr. Flanagan led the company’s strong financial performance in 2013, which included a 27.7% increase in annual adjusted operating income, 39.7% annual adjusted operating margin (an increase of 4.0 percentage points over 2012), a 29.1% increase in annual adjusted diluted EPS, total net inflows of $34.4 billion and $850 million return of capital to our shareholders. In addition, Mr. Flanagan oversaw significant achievements related to our strategic objectives, as further described below. In light of the foregoing, the committee increased Mr. Flanagan’s cash bonus by 33%, his annual stock deferral by 23%, and his long-term equity award by 15%.

For more information regarding annual compensation for our Chief Executive Officer and each of the other named executive officers, see “2013 Named Executive Officer Compensation” below.

Executive Summary (cont’d)

Progress Against Our Strategic Objectives

Throughout the year, we continued to make substantial progress against our long-term strategic objectives set forth below. Significant achievements across all areas of our business that further positioned us for growth and long-term success included:

Achieve strong investment performance — Investment performance across the company remained strong throughout 2013. Delivering strong, long-term investment performance to clients contributed to strong organic growth throughout the year.

Be instrumental in our clients’ success — Further strengthened and deepened client relationships through superior client engagement. The company made solid progress building world-class fixed income capabilities through the creation of a global fixed income capability, which contributed to record AUM levels in Bank Loans, Stable Value and Investment Grade portfolios. The company further expanded its Exchange-Traded Fund (“ETF”) franchise, which contributed to record AUM levels for its ETF portfolio. Additionally, the company continued to anticipate client demand by expanding its global investment strategies through the introduction of new multi-asset capabilities and liquid alternative products that we believe will benefit clients and our business over the long term.

Harness the power of our global platform — As a demonstration of our ability to leverage our global platform, in 2013 Invesco launched a number of new capabilities globally that support the future growth of the firm. In fact, Invesco launched more funds during the fourth quarter than we did in any full calendar year over the past five years.

Perpetuate a high-performance organization — Successfully implemented key organizational changes to better align us with future growth opportunities, increased collaboration across regions, and significantly reinvested in employee talent through additional focus on performance leadership and succession planning. Invesco’s employee engagement scores continued to exceed benchmarks set by high performing companies worldwide, as reflected in data from a third-party administered employee survey.

Our Compensation Practices

Below we highlight certain executive compensation practices that are designed to align executive pay with performance, ensure good governance, and serve our shareholders’ long-term interests.

What We Do

Pay for performance. We tie pay to the performance of the company and the individual. The great majority of executive compensation is not guaranteed and is variable.

Strong emphasis on deferred compensation. Compensation for our executive officers is heavily weighted to deferred compensation (60-70%), consisting of annual stock deferral and long-term equity awards that vest over four years. Base salaries for our executive officers average approximately 10% of their total annual compensation.

Performance-based long-term equity awards. 30% of long-term equity awards for executive officers is tied to the achievement of specified levels of adjusted operating margin or adjusted diluted earnings per share. For more information regarding long-term equity awards made to our executive officers, including our named executive officers, see “Our Performance-Based Long-Term Equity Awards” below.

Long vesting periods. Our equity awards generally vest in annual tranches over a four-year period.

Linkage of incentive compensation pool to PCBOI. We have a history of disciplined decision-making over multiple years and through various economic cycles, including directly linking the

Executive Summary (cont’d)

aggregate incentive compensation pool to a defined range of our pre-cash bonus operating income (“PCBOI”); thereby ensuring incentive compensation is paid only when the company is generating operating income.

“Clawback” policy. The company maintains a “clawback” policy applicable to our executive officers’ performance-based long-term equity awards which permits the company to recover compensation in the event of fraudulent or willful misconduct. For more information regarding our clawback policy, see “Clawback Policy” below.

Share ownership guidelines. We maintain robust share ownership guidelines for our executive officers, creating a further link between management interests, company performance and shareholder value. Shares must be held until share ownership guidelines are met. All of our executive officers have exceeded the ownership requirements. For more information regarding our share ownership guidelines, see “Share Ownership Guidelines” below.

“Double triggers.” We maintain a “double trigger” requirement on the vesting of equity awards in the event of a change in control, meaning that an equity award holder must be terminated following the change in control before vesting will be accelerated.

Modest perquisites. We provide modest perquisites that provide a sound benefit to the company’s business.

Independent compensation committee consultant. Our independent compensation consultant, Johnson Associates, Inc., is retained directly by the committee and performs no other services for the company.

What We Don’t Do

No dividends or dividend equivalents on unearned performance-based awards. No dividends or dividend equivalents are paid on performance-based awards during the vesting period. Rather, dividends are deferred and are paid based on performance achieved, with no premiums.

No gross ups. We do not generally provide excise tax “gross ups,” other than in the case of certain relocation expenses, consistent with our relocation policy.

No short selling or hedging. Our insider trading policy strictly prohibits short selling, dealing in publicly-traded options and hedging or monetization transactions in our common shares.

No option re-pricing. Our equity incentive plans contain certain provisions prohibiting option repricing absent approval of our shareholders.

Results of 2013 Say-on-Pay Vote and Our Investor Outreach Program

At the 2013 Annual General Meeting of Shareholders, 95.8% of the votes cast were in favor of the advisory proposal to approve our NEO compensation, (the “Say-on-Pay” advisory proposal). Although we believe that the 2013 vote conveyed our shareholders’ strong support of the committee’s decisions and the existing executive compensation programs, during the balance of 2013 and early 2014, we continued to actively seek investor feedback concerning our compensation programs by holding meetings with a significant number of our largest shareholders. While all of the shareholders we spoke with agree on the importance of pay and performance alignment, there was no consensus among these shareholders on how alignment should be measured. A number of the shareholders indicated that their Say-on-Pay decisions are made on a case-by-case basis and that they have not had any issues with Invesco’s compensation in prior years, some noting in particular that they believe appropriate decisions have been made for NEO compensation. Our largest shareholders do not share a consistent philosophy regarding the structure of compensation. That said, all shareholders affirmed the importance of clear disclosure and transparency regarding the decision making process undertaken by the committee. Based on this feedback the committee determined to continue our current compensation practices as described in this Compensation Discussion and Analysis.

Our Compensation Philosophy

To support our long-term strategic objectives, we have structured our compensation programs at every level to achieve the following objectives:

•	align individual awards with shareholder and client success;

•	reinforce our commercial viability by closely linking rewards to results at every level;

•	reinforce our meritocracy by differentially rewarding high-performers; and

•	recognize and retain top talent by ensuring a meaningful mix of cash and deferred compensation vehicles.

Determining Compensation of Our Executive Officers

Role of the Compensation Committee

The committee has, among other duties, responsibility for determining the components and amounts of compensation paid to our executive officers, including our named executive officers. The committee’s responsibilities include:

•	reviewing and making recommendations to the Board about the company’s overall compensation philosophy;

•	approving company-wide annual compensation;

•	evaluating the performance of, and setting the compensation for, the Chief Executive Officer; and

•	reviewing and overseeing management’s annual process for evaluating the performance of, and approving the compensation for, all other executive officers, including our other named executive officers.

The committee’s philosophy in practice delivers a significant portion of total pay through incentive compensation. The majority of incentive compensation is deferred and tied to financial and strategic performance in order to align individual rewards with client and shareholder success. In determining the compensation levels, the committee considers the achievement of strategic objectives, the success in executing annual objectives, year-over-year operating results, operating margin, year-over-year earnings per share and operating results versus peers. In addition, the committee considers the competitive environment and the economic cycle. All incentive compensation is constrained by the range of PCBOI to ensure, at all times, the incentive pool is linked to Invesco’s operating results. The committee makes its compensation decisions based upon the totality of the results without tying such decisions to a specific formula. The committee believes that this holistic approach, which incorporates fact-based qualitative judgments based upon the factors described above, is more effective than purely mechanical formula criteria.

Role of the Compensation Consultant

The committee’s charter gives it the authority to retain consultants and other advisors to assist it in performing its duties. The committee has engaged Johnson Associates, Inc., an independent consulting firm, to advise it on director and executive compensation matters. Johnson Associates:

•	attends certain meetings of the committee and periodically meets with the committee without members of management present;

•	assists the committee throughout the year in its analysis and evaluation of our overall executive compensation programs, including compensation paid to our directors and executive officers;

•	provides the committee with certain market data and analysis that compares executive compensation paid by the company with that paid by other firms in the financial services industry and certain investment management firms which we consider generally comparable to us; and

•	provides commentary regarding market conditions, market impressions and compensation trends.

The committee uses such data as reference material to assist it in gaining a general awareness of industry compensation standards and trends. The market data, including performance and pay practices of the peer group and broader investment management firms, do not directly affect the committee’s compensation determinations for our executive officers, including our named executive officers. Although we seek to offer to our executive officers a level of total compensation that is competitive, the committee does not target a particular percentile of market or the peer group with respect to total pay packages or any individual components thereof. The committee’s consideration of the market data constitutes only one of many factors reviewed and such market data is considered generally and not as a substitute for the committee’s independent judgment in making compensation decisions regarding our executive officers.

Under the terms of its engagement with the committee, Johnson Associates does not provide any other services to the company unless the committee has approved such services. No such other services were provided in 2013. The company uses other compensation and benefits consultants to provide market data, actuarial services and/or advice relating to broad management employee programs in which named executive officers may participate.

Review of Peer Compensation

In determining executive compensation, the committee reviews the executive compensation programs and levels of our industry peer companies, as well as other comparable investment management reference companies. Our industry peers (see box to the right) consist of companies in the S&P 500 and S&P 400 that are also in the Asset Management and Custody Bank sub-index, plus AllianceBernstein L.P., another global asset manager followed by industry analysts.

Role of Executive Officers in Determining Executive Compensation

Our Chief Executive Officer meets with the non-executive directors (including the members of the committee) throughout the year to discuss executive performance and compensation matters, including proposals relative to compensation for individual executive officers (other than the Chief Executive Officer). Our Chief Executive Officer and Chief Administrative Officer work with the committee to implement our compensation philosophy. They also provide to the committee information regarding financial and investment performance of the company as well as our progress toward our long-term strategic objectives. Our Chief Financial Officer assists as needed in explaining specific aspects of the company’s financial performance.

Setting Annual Incentive Compensation Pool

Based upon the above principles and processes, at regular intervals during the year, the committee examines the company’s progress on multiple operating measures, which include client success and financial measures, including PCBOI, adjusted operating margin, assets under management and adjusted diluted earnings per share, as well as key measures, such as the company’s progress toward achieving its strategic objectives. While each of these items is considered by the committee, the committee does not attempt to rank or assign relative weight to any factor but rather applies its judgment in considering them in their entirety. The committee is focused on the totality of organizational success without tying compensation decisions to a specific formula.

Following the end of the fiscal year, the committee establishes an overall company-wide incentive pool within established guidelines described below to ensure that compensation is aligned with the financial and strategic results discussed above. The pool is comprised of a cash bonus pool and a deferred compensation pool (consisting of annual stock deferral and long-term equity awards that vest over four years). All 2013 awards, including NEO awards, were paid out of these incentive pools.

For more information regarding annual stock deferral awards and long-term equity awards, see “Components of Executive Compensation and Their Purpose” and “Our Performance-Based Long-Term Equity Awards” below.

The committee annually sets parameters, used consistently for many years, to guide the end-of-year decision-making process regarding the company-wide incentive pool size. These parameters are expressed as a percentage of PCBOI. The committee uses a range of 34-48% of PCBOI, in the aggregate, in setting the company-wide incentive pool, though it maintains the flexibility to go outside either end of this range in circumstances that it deems exceptional. The range includes the cash bonus and deferred compensation pools, as well as the amounts paid under sales commission plans (in which our NEOs do not participate). The range was determined based on historical data concerning the practices of our peer group as analyzed by Johnson Associates and based on data obtained from the McLagan and CaseyQuirk Performance Intelligence Study.

Over the past five years, the aggregate incentive pool has averaged approximately 44% of PCBOI. Utilizing its judgment, and applying discretion based upon the company’s financial results and progress toward strategic objectives during 2013, the committee set the company-wide incentive pool for 2013 at approximately 41% of PCBOI (compared to 44% of PCBOI for 2012). The committee decided:

•	the cash bonus pool would increase this year as a result of the increase in operating income – although not at the same rate as the increase in operating income, given decisions made earlier in the year by the Board to return value to shareholders (through dividends and share buybacks) and to further invest in the long-term success of the company; and

•	with respect to the deferred compensation pool, annual stock deferral awards would increase consistent with the cash bonus pool and long-term equity awards would generally remain unchanged from last year (on an average per person basis) to continue to tie the interests of our employees to the long-term interests of our shareholders.

For more information regarding the company’s financial results and our achievement of strategic objectives for 2013, see “2013 Performance Highlights” and “Progress Against Our Strategic Objectives” above.

Components of Executive Compensation and Their Purpose

The compensation program for our executive officers, including the NEOs, consists primarily of base salary and variable incentive compensation. The committee believes that a majority of our NEOs’ pay should be incentive compensation – consisting of a combination of annual cash bonuses, annual stock deferral awards, and long-term equity awards – all of which are linked to the achievement of the company’s financial and strategic objectives. The following table further describes each component of executive compensation, as well as its purpose and key measures.

Incentive Type	Pay Element	What It Does	Key Measures
FIXED	Base salary

•Provides competitive fixed pay

•Limited to a reasonable base compensation for day-to-day performance of job responsibilities

•Evaluated annually, generally remains static unless promotion or adjustment is necessary due to economic trends in industry

•Experience, duties and scope of responsibility •Internal and external market factors •Reviewed annually
VARIABLE	Annual cash bonus	•Provides a competitive annual incentive opportunity	•Based upon company’s annual financial results and progress against long-term strategic objectives
	Annual stock deferral award (time-based vesting)	•Provides a competitive annual incentive opportunity •Aligns executive with shareholder interests •Encourages retention by vesting in annual increments over four years	•Based upon company’s annual financial results and progress against long-term strategic objectives
Long-term equity awards (performance-based and time-based vesting)

•Recognizes long-term potential for future contributions to company’s long-term strategic objectives

•Aligns executive with shareholder interests

•Encourages retention by vesting in annual increments over four years

•Based upon company’s annual financial results and progress against long-term strategic objectives

•30% performance-based vesting tied to adjusted diluted EPS and adjusted operating margin

•70% time-based vesting

Our Performance-Based Long-Term Equity Awards

Long-term equity awards are four-year awards which generally vest in 25% increments each year. The committee believes that long-term equity awards should align employee and shareholder interests and that a portion of such awards should be paid only upon achievement of targeted company financial results. Therefore, the executive’s ability to realize 30% of the long-term equity award is tied to the achievement each year of at least one of two financial measures:

•	adjusted operating margin of the company for the fiscal year, as reported in the company’s SEC filings, must exceed certain thresholds; or

•	adjusted diluted earnings per share of the company for the fiscal year, as reported in the company’s SEC filings, must exceed certain thresholds.

Full vesting of the performance-based long-term equity award occurs in the event either target financial measure is achieved. Partial vesting of the award occurs on a pro-rated basis based on straight-line interpolation between a minimum threshold and the target financial measure. The award will vest based upon the higher achieved financial measure for that year. In addition, dividend equivalents are deferred for such performance awards and will only be paid if and to the extent an award vests. The target financial measures and minimum thresholds for the performance-based portion of our long-term equity awards granted in February 2013 are illustrated below.

2013 Compensation Decision Process

The following flowchart depicts the committee’s compensation decision process and related judgments in determining executive officers’ compensation for 2013.

2013 Named Executive Officer Compensation

For 2013, our named executive officers are:

Name	Title
Martin L. Flanagan	President and Chief Executive Officer
Loren M. Starr	Senior Managing Director and Chief Financial Officer
G. Mark Armour	Senior Managing Director and Head of EMEA
Andrew T.S. Lo	Senior Managing Director and Head of Asia Pacific
Philip A. Taylor	Senior Managing Director and Head of the Americas

Set forth below is a summary of the 2013 compensation for each named executive officer, as well as the 2013 material goals and accomplishments of each named executive officer that the committee considered in determining each such officer’s compensation for 2013. In addition, the following graphs show for each named executive officer the ratio of 2013 cash incentive compensation (annual cash bonus) to deferred incentive compensation (annual stock deferral award and long-term equity award). The tables set forth the elements of compensation paid to each such officer for 2013.

Note:  The graphs and tables below depict how the committee viewed its compensation decisions for our NEOs, but they differ substantially from the Summary Compensation Table (“SCT”) on page 41 required by SEC rules and are not a substitute for the information presented in the SCT. There are two principal differences between the SCT and the presentations below:

•	The company grants both cash and deferred incentive compensation after our earnings for the year have been announced. In both the presentations below and the SCT, cash incentive compensation granted in 2014 for 2013 performance is shown as 2013 compensation. Our presentation below treats deferred incentive compensation similarly, so that equity awards granted in 2014 are shown as 2013 compensation. The SCT does not follow this treatment. Instead the SCT reports the value of equity awards in the year in which they are granted, rather than the year in which they were earned. As a result, equity awards granted in 2014 for 2013 performance are shown in our presentation below as 2013 compensation, but the SCT reports for 2013 the value of equity awards granted in 2013 in respect of 2012 performance.

•	The SCT reports “All Other Compensation.” These amounts are not part of the committee’s compensation determinations and are not shown in the presentation below.

Martin L. Flanagan — President and Chief Executive Officer

Mr. Flanagan has been our President and Chief Executive Officer since August 2005. His achievements in 2013 in respect of the company’s strategic objectives set forth below include:

•	Achieve strong financial performance — Mr. Flanagan led the company’s strong financial performance in 2013, which included a 27.7% increase in annual adjusted operating income, 39.7% annual adjusted operating margin (an increase of 4.0 percentage points over 2012), a 29.1% increase in annual adjusted diluted EPS, total net inflows of $34.4 billion and $850 million return of capital to our shareholders.

•	Achieve strong investment performance — Mr. Flanagan oversaw the company’s continued focus on delivering investment excellence to clients and further enhanced the firm’s strong investment culture. Investment performance across the company remained strong throughout 2013. Delivering strong, long-term investment performance to clients contributed to strong organic growth throughout the year.

•	Be instrumental to our clients’ success — Mr. Flanagan continued to oversee the firm’s efforts to further strengthen and deepen client relationships through superior client engagement. Under his leadership, the firm made solid progress building world-class fixed income capabilities through the creation of a global fixed income capability, which contributed to record AUM levels in Bank Loans, Stable Value and Investment Grade portfolios. The firm further expanded its ETF franchise, which contributed to record AUM levels for its ETF portfolio. Additionally, the firm continued to anticipate client demand by expanding its global investment strategies through the introduction of new multi-asset capabilities and liquid alternative products that we believe will benefit clients and our business over the long term.

•	Harness the power of our global platform — Mr. Flanagan oversaw the company’s efforts to launch a number of new capabilities globally that support the future growth of the firm. The company launched more funds during the fourth quarter of 2013 than it did in any full calendar year over the past five years.

•	Perpetuate a high-performance organization — Mr. Flanagan successfully managed changes within the organization to drive increased collaboration across regions and more effectively leverage our investment capabilities globally. As part of efforts to further enhance employee engagement, he oversaw efforts to significantly reinvest in talent through additional focus on performance leadership and succession planning. Invesco’s employee engagement scores continued to exceed benchmarks set by high-performing companies worldwide, as reflected in data from a third-party administered employee survey.

Invesco generally is near the median of our peer group in terms of market capitalization and annual revenues. Our CEO’s total compensation earned in 2012 was at approximately the 60th percentile of 2012 CEO total disclosed compensation of our industry peer companies (the latest year for which data was available). When comparing performance on a variety of financial measures, Invesco generally ranges between the 50th and 70th percentiles. Further, our CEO’s total compensation is strongly aligned with shareholders, with approximately 69% of his total incentive compensation deferred into Invesco stock. Therefore, the committee believes that our Chief Executive Officer’s total compensation is well aligned with performance and our shareholder’s interests.

For 2013, the Committee determined that Mr. Flanagan should see an increase to total compensation of 20% in recognition of the strong 2013 operating results and Mr. Flanagan’s leadership in continuing to achieve the strategic objectives of the company. The changes to each component of Mr. Flanagan’s compensation are detailed in the table below.

2013 Total Compensation*		Change from Prior Year
$ 15,000,000		+20%
Base Salary	2013 Annual Cash Bonus	2013 Annual Stock Deferral Award	2013 Long-Term Equity Award
$ 790,000	$ 4,475,000	$ 1,845,000	$ 7,890,000
Year-Over-Year Change from 2012 (%)
0%	+33%	+23%	+15%

*Consists of salary, annual cash bonus, annual stock deferral award and long-term equity award (30% of which is performance based) earned in 2013. See note on p. 33 regarding differences from the SCT.

Loren M. Starr — Senior Managing Director and Chief Financial Officer

Mr. Starr has been our Chief Financial Officer since October 2005. His achievements in 2013 include:

•	Generated expense savings and improved margins — Mr. Starr oversaw efforts to expand the company’s operating margin through the course of 2013 by implementing cost saving programs to more effectively deploy existing resources and by allocating capital to high growth areas.

•	Supported the continued investment in the business for future growth — Mr. Starr supported the continued growth of the business by leading the company in financing several important new product launches, with more than $250 million in seed capital. Mr. Starr also led the efforts to improve the firm’s liquidity in part through the issuance of $1 billion of long-term senior debt at favorable rates of interest and paying down the outstanding credit facility debt.

•	Oversaw financial aspects of acquisitions and divestitures — Mr. Starr led the finance team in supporting the acquisition of an interest in Religare Asset Management, one of the top 15 asset managers in the growing India market, as well as the divestiture of Atlantic Trust, a private wealth unit which was not core to the firm’s asset management business.

•	Improved leadership, people development and training — Mr. Starr continued to devote significant attention to people development in 2013 within the groups he manages, resulting in continued improvement in employees’ development, training and leadership skills. Employee survey results related to coordination, teamwork and empowerment exceeded high-performing company norms.

•	Focused on core financial systems — Mr. Starr initiated the upgrade of the company’s general accounting and financial systems to significantly improve the efficiency and effectiveness of our global financial processes.

2013 Total Compensation*		Change from Prior Year
$ 3,730,000		+9%
Base Salary	2013 Annual Cash Bonus	2013 Annual Stock Deferral Award	2013 Long-Term Equity Award
$ 450,000	$ 1,030,000	$ 450,000	$ 1,800,000
Year-Over-Year Change from 2012 (%)
0%	+20%	+22%	+3%

*Consists of salary, annual cash bonus, annual stock deferral award and long-term equity award (30% of which is performance based) earned in 2013. See note on p. 33 regarding differences from the SCT.

G. Mark Armour — Senior Managing Director and Head of EMEA

In early 2013, Mr. Armour assumed responsibility for Invesco’s EMEA business (which includes Europe, Middle East and Africa). His accomplishments in 2013 include:

•	Achieved strong investment performance — Mr. Armour further enhanced the robust investment culture in EMEA, which helped deliver strong investment performance to clients. As an example, the Invesco Perpetual investment team continued to build on its excellent long-term performance record. He oversaw the recruitment of additional investment talent, the establishment of a multi-asset team in the UK, and numerous fund launches, including the Global Targeted Returns fund in the UK market, which saw inflows of over $250 million in the first three months. Mr. Armour led the transition for the planned departure of a key investment professional announced in late 2013, while maintaining strong flows in the UK and across Europe.

•	Improved governance processes in light of changes in European regulations — Mr. Armour oversaw efforts to position the firm ahead of changes in the regulatory environment within the UK and Europe, in part by increasing the frequency of Invesco governing body meetings and creating greater acceptance of the role of control functions across the organization.

•	Revised the strategy for sales across continental Europe — Mr. Armour led the effort to further enhance our ability to serve clients across Europe. As a result, AUM for EMEA increased $34.6 billion to $171.9 billion, improved gross sales of $49.4 billion, and net sales of $8.6 billion, all significantly ahead of the prior year.

As discussed in last year’s Proxy Statement, Mr. Armour’s compensation in 2012 was reduced due to a narrowing of the scope of his responsibilities for that year associated with the transition of an investment center to another executive officer, Karen Dunn Kelley, and the consolidation of North America retail and institutional sales under Philip Taylor. Mr. Armour’s total compensation was therefore reduced from $4.7M in 2011 to $3.6M in 2012. Upon assuming the role as the head of Invesco’s EMEA business in early 2013, the scope of Mr. Armour’s responsibilities were greatly expanded. The committee determined that the scope of his role in 2013 warranted an increase in compensation to levels at least as high as 2011 compensation. In addition, the committee agreed to recognize his leadership of the EMEA region in 2013, including the achievements described above.

2013 Total Compensation*		Change from Prior Year**
$ 5,034,807		+38%
Base Salary	2013 Annual Cash Bonus	2013 Annual Stock Deferral Award	2013 Long-Term Equity Award
$ 469,790	$ 1,525,017	$ 690,000	$ 2,350,000
Year-Over-Year Change from 2012 (%)
7%	+74%	+20%	+34%

*Consists of salary, annual cash bonus, annual stock deferral award and long-term equity award (30% of which is performance based) earned in 2013. See note on p. 33 regarding differences from the SCT.

**Changes in components involving cash compensation include the effect of foreign exchange rate differences.

Andrew T.S. Lo — Senior Managing Director and Head of Asia Pacific

Mr. Lo has been head of the firm’s Asia Pacific business since 2001. His accomplishments in 2013 include:

•	Achieved strong investment performance and brought the best of Invesco to clients — Mr. Lo oversaw the improvement of relative performance of Asia Pacific managed assets, for the one-, three-, and five-year periods. Investment performance in Invesco’s Greater China business and its joint venture in China (Invesco Great Wall) was particularly strong, contributing to a robust growth in AUM. Invesco Great Wall maintained its leadership position and finished the year as the largest active manager overall in Chinese equities among the country’s approximately 90 fund management companies. The joint venture was awarded the “Most Respected Fund Management Company” for 2013 by Moneyweek. Mr. Lo also oversaw the successful launch of new ETFs in Greater China.

•	Successfully integrated investment team in India — Mr. Lo led the acquisition of an interest in Religare Asset Management, expanding Invesco’s capabilities into the growing India market.

•	Strengthened sales and marketing in Japan, Australia and Korea — Mr. Lo further enhanced the organizational structure in Japan to place greater emphasis on client engagement, marketing and product management. These efforts, combined with the improving investment performance, helped drive strong gains in retail sales for the business. Mr. Lo hired a new head of the Australian team and combined the market’s retail and institutional sales teams under unified leadership, which then achieved an increase in institutional sales with new and existing clients. Mr. Lo oversaw the implementation of a new sales office in Seoul, South Korea to begin serving this rapidly growing asset management market in 2014.

2013 Total Compensation*		Change from Prior Year**
$ 4,417,372		+20%
Base Salary	2013 Annual Cash Bonus	2013 Annual Stock Deferral Award	2013 Long-Term Equity Award
$ 462,389	$ 1,324,983	$ 530,000	$ 2,100,000
Year-Over-Year Change from 2012 (%)
0%	+29%	+20%	+20%
* Consists of salary, annual cash bonus, annual stock deferral award and long- term equity award (30% of which is performance based) earned in 2013. See note on p. 33 regarding differences from the SCT.
** Changes in components involving cash compensation include the effect of foreign exchange rate differences.

Philip Taylor — Senior Managing Director and Head of the Americas

Mr. Taylor has been head of the firm’s Americas business since 2012. His achievements in 2013 include:

•    Increased overall sales and distribution effectiveness — Mr. Taylor increased overall retail and institutional distribution effectiveness in the U.S., Invesco’s largest market, by further strengthening the sales culture and leadership, including improved objective setting and monitoring, enhanced talent management, and increased collaboration with marketing, product management, product development and investments. This effort, coupled with the strong investment performance of the U.S.-based investment teams, led to an increase in net flows of 18% over the prior year. Independent research showed continued high levels of Invesco brand awareness. Additionally, Mr. Taylor’s leadership resulted in employee survey scores that showed further improved engagement across the sales organization, including customer service orientation and leadership metrics.

•    Brought the best of Invesco to our clients around the world —Mr. Taylor directed continued growth of Invesco’s ETF franchise to record high asset levels. In the U.S., share of net flows increased to 7% of industry flows, a share that is higher than share of assets. Mr. Taylor also oversaw the expansion of Invesco PowerShares ETFs in Canada and Greater China.

•    Built on positive momentum in Canada — Mr. Taylor directed efforts to further strengthen the effectiveness of Canada’s investment leadership, culture and reputation in the Canadian marketplace. As a result, investment performance improved versus peers, net sales increased and Invesco Canada was nominated as Morningstar Advisors’ Choice Fund Company of the Year.

2013 Total Compensation*		Change from Prior Year**
$ 7,425,174		+9%
Base Salary	2013 Annual Cash Bonus	2013 Annual Stock Deferral Award	2013 Long-Term Equity Award
$ 616,453	$ 2,463,721	$ 1,045,000	$ 3,300,000
Year-Over-Year Change from 2012 (%)
-3%	+17%	+20%	+3%

*	Consists of salary, annual cash bonus, annual stock deferral award and long- term equity award (30% of which is performance based) earned in 2013. See note on p. 33 regarding differences from the SCT.
**	Changes in components involving cash compensation include the effect of foreign exchange rate differences.

Other Compensation Policies and Practices

Share Ownership Guidelines

All equity awards made to our executive officers are subject to our Executive Officer Stock Ownership Policy. The policy requires executive officers to achieve a certain ownership level within three years. Until such level is achieved, each executive officer is required to retain 100% of the shares received from our share incentive plans. All of our executive officers have achieved their respective ownership level requirements.	Stock Ownership Policy – Ownership level required
	Chief Executive Officer	250,000 shares
	All other executive officers	100,000 shares

Clawback Policy

Our executive officers’ long-term equity awards subject to achievement of target financial results are also subject to a “clawback” policy. All equity awards that are subject to achievement of target financial results in respect of our executive officers, including our named executive officers, are also subject to forfeiture or “clawback” provisions. The provisions provide that any shares received (whether vested or unvested), any dividends or other earnings thereon, and the proceeds from any sale of such shares, are subject to recovery by the company in the event that:

•	the company issues a restatement of financial results to correct a material error;

•	the committee determines, in good faith, that fraud or willful misconduct on the part of the employee was a significant contributing factor to the need to issue such restatement; and

•	some or all of the shares granted or received prior to such restatement would not have been granted or received, as determined by the committee in its sole discretion, based upon the restated financial results.

Benefits and Perquisites

As a general practice, the company provides no material benefits and limited perquisites to executive officers that it does not provide to other employees. All executive officers are entitled to receive medical, life and disability insurance coverage and other corporate benefits available to most of the company’s employees. Executive officers are also eligible to participate in the Employee Stock Purchase Plan on similar terms to the company’s other employees. In addition, all of the executive officers may participate in the 401(k) Plan or similar plans in the executive officer’s home country.

The company provides certain limited perquisites to its executive officers which it believes aid the executives in their execution of company business. For example, personal use of company aircraft may be provided to enable named executive officers to devote additional and efficient time to company business when traveling. The committee believes the value of perquisites and other benefits are reasonable in amount and consistent with its overall compensation plan. For additional information on perquisites and other benefits, see the “Summary Compensation Table” in this Proxy Statement.

Award Maximums for Named Executive Officers

In determining compensation for the named executive officers, the committee considers the potential impact of Section 162(m) of the Internal Revenue Code. Section 162(m) generally disallows a tax deduction to public corporations for compensation greater than $1 million paid per fiscal year to each of the corporation’s “covered employees” (generally, the Chief Executive Officer and the next three most highly compensated executive officers as of the end of any fiscal year). However, compensation which qualifies as “performance-based” is excluded from the $1 million per executive officer limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by the company’s shareholders.

As part of our compensation program for executive officers, the company maintains the Executive Incentive Bonus Plan (“Bonus Plan”). The Bonus Plan provides for annual performance-based awards to eligible employees. For each executive officer, the committee determines on an annual basis an award maximum under the Bonus Plan. Award maximums are expressed as a percentage of PCBOI – an objectively determined performance criteria that is intended to qualify for the performance-based exemption to the $1 million deduction limit under Section 162(m). Award maximums pertain to the cumulative value of an executive officer’s annual variable compensation – consisting of the annual cash bonus, annual stock deferral award and long-term equity award. In the event the committee determines to grant additional compensation that is not performance-based compensation to an executive subject to the provisions of Section 162(m), the additional compensation will be subject to the $1 million deduction limitation.

In February 2013, the committee established three levels of award maximums in respect of our named executive officers – one each for the Chief Executive Officer, Senior Managing Directors of business components, and Senior Managing Directors of staff functions. The three levels of award maximums were established after consideration of:

•	prior-year compensation levels in light of the company’s 2012 PCBOI;

•	projected maximum award levels based on the company’s estimated 2013 PCBOI;

•	market data for industry comparative compensation levels; and

•	comparisons for job roles and levels of responsibility.

Employment Agreements, Post-employment Compensation and Change-in-Control Arrangements

Employment Agreements

Chief Executive Officer — Our Chief Executive Officer has an employment agreement with the company that was amended and restated as of January 1, 2011. Under the amended and restated employment agreement, Mr. Flanagan continues to be employed as President and Chief Executive Officer of the company. The agreement terminates upon the earlier of December 31, 2025 (the year in which Mr. Flanagan reaches age 65) or the occurrence of certain events, including death, disability, termination by the company for “cause” or termination by Mr. Flanagan for “good reason.”

The terms of Mr. Flanagan’s amended employment agreement provide:

•	an annual base salary of $790,000;

•	the opportunity to receive an annual cash bonus award based on the achievement of performance criteria;

•	the opportunity to receive share awards based on the achievement of performance criteria;

•	eligibility to participate in incentive, savings and retirement plans, deferred compensation programs, benefit plans, fringe benefits and perquisites, and paid vacation, all as provided generally to other U.S.-based senior executives of the company;

•	post-employment compensation of one times the sum of base, bonus and share awards, subject to certain agreed minimums described below; and

•	certain stipulations regarding termination of employment that are described in “Potential Payments Upon Termination or Change in Control for 2013” below.

Post-employment Compensation

Chief Executive Officer — Pursuant to Mr. Flanagan’s amended and restated employment agreement, in the event of his termination without “cause” or resignation for “good reason” he is entitled to receive the following payments and benefits (provided that he has not breached certain restrictive covenants):

•	his then-effective base salary through the date of termination;

•	a prorated portion of the greater of $4,750,000 or his most recent annual cash bonus;

•	immediate vesting and exercisability of all outstanding share-based awards;

•	any compensation previously deferred under a deferred compensation plan (unless a later payout date is stipulated in his deferral arrangements);

•	a cash severance payment generally equal to the sum of (i) his base salary, (ii) the greater of $4,750,000 or his most recent annual cash bonus, and (iii) his most recently made annual equity grant (unless the value thereof is less than 50% of the previously-made grant, in which case the value of the previously-made grant will be used);

•	continuation of medical benefits for him, his spouse and his covered dependents for a period of up to 36 months following termination;
•	any accrued vacation; and
•	any other vested amounts or benefits under any other plan or program.

Other Named Executive Officers — Our other named executive officers are parties to employment arrangements that create salary continuation periods of six or twelve months in the event of involuntary termination of service without cause. (See “Potential Payments Upon Termination or Change in Control for 2013” below.)

Change-In-Control Arrangements

Generally, all participants who hold equity awards, including our named executive officers, are eligible, under certain circumstances, for accelerated vesting in the event of a change of control of the company that is followed by involuntary termination of employment other than for cause or by voluntary termination for “good reason.”

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2013.

Respectfully submitted by the Compensation Committee:

Sir John Banham (Chairman)

Rex D. Adams

C. Robert Henrikson

Ben F. Johnson, III

Denis Kessler

Edward P. Lawrence

G. Richard Wagoner, Jr.

Phoebe A. Wood

Summary Compensation Table for 2013

The following table sets forth information about compensation earned by our named executive officers during 2011, 2012 and 2013 in accordance with SEC rules. The information presented below may be different from compensation information presented in this Proxy Statement under the caption “Compensation Discussion and Analysis,” as such section describes compensation decisions made in respect of the indicated fiscal year, regardless of when such compensation was actually paid or granted. For an explanation of the principal differences between the presentation in the Compensation Discussion and Analysis and the table below, please see the note on page 33.

Name and Principal Position	Year	Salary ($) (1)	Share Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Martin L. Flanagan	2013	790,000	8,349,960	4,475,000	766,802	14,381,762
President and Chief Executive Officer	2012	790,000	8,349,969	3,375,000	728,966	13,243,935
	2011	790,000	8,349,978	3,750,000	530,480	13,420,458
Loren M. Starr	2013	450,000	2,118,525	1,030,000	177,329	3,775,854
Senior Managing Director and	2012	450,000	2,154,972	859,950	149,516	3,614,438
Chief Financial Officer	2011	450,000	2,154,984	945,000	117,622	3,667,606
G. Mark Armour	2013	469,790	2,324,969	1,525,017	346,359	4,666,135
Senior Managing Director and	2012	440,969	2,849,983	874,691	223,981	4,389,624
Head of EMEA	2011	443,670	3,099,993	1,350,000	238,918	5,132,581
Andrew T.S. Lo (5)	2013	462,389	2,191,742	1,324,983	219,311	4,198,425
Senior Managing Director and	2012	—	—	—	—	—
Head of Invesco Asia Pacific	2011	—	—	—	—	—
Philip A. Taylor	2013	616,453	4,069,962	2,463,721	307,706	7,457,842
Senior Managing Director and	2012	638,434	4,069,953	2,105,860	311,576	7,125,823
Head of Americas	2011	647,365	4,069,964	2,135,409	257,391	7,110,129

(1)	For each of the named executive officers, includes salary that was eligible for deferral, at the election of the named executive officer, under our 401(k) plan or similar plan in the named executive officer’s country. For Messrs. Armour, Lo and Taylor, base salary is converted to U.S. dollars using an average annual exchange rate.

(2)	For share awards granted in 2013, includes time-based and performance-based equity awards that generally vest in four equal annual installments on each anniversary of the date of grant. The value of performance-based awards is based on the grant date value and reflects the probable outcome of such conditions and represents the highest level of achievement. See, “Grants of Plan-Based Share Awards for 2013” for information about the number of shares underlying each of the time-based and performance-based equity awards.

Grant date fair values were calculated in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification Topic 718 “Compensation — Stock Compensation.” The grant date fair value was calculated by multiplying the number of shares granted by the closing price of the company’s common shares on the date of grant.

The amounts disclosed do not reflect the value actually realized by the named executive officers. For additional information, please see Note 11 — “Share-Based Compensation” to the financial statements in our Annual Report.

(3)	Reflects annual cash bonus award earned for fiscal year by the named executive officers under the Executive Incentive Bonus Plan and paid in February of the following year. For 2013, for Messrs. Armour, Lo and Taylor, annual cash bonus awards are converted to U.S. dollars using an average annual exchange rate.

(4)	The following table reflects the items that are included in the All Other Compensation column for 2013.

(5)	Mr. Lo was not an NEO in 2012 or 2011.

All Other Compensation Table for 2013

Name	Dividends Paid on Unvested Stock Awards ($) (1)	Insurance Premiums ($)	Company Contributions to Retirement and 401(k) Plans ($) (2)	Tax Consultation ($) (3)	Perquisites ($) (4)	Total All Other Compensation ($)
Martin L. Flanagan	585,288	4,680	22,050	—	154,784	766,802
Loren M. Starr	150,881	4,398	22,050	—	—	177,329
G. Mark Armour	212,534	2,043	21,580	110,202	—	346,359
Andrew T.S. Lo	159,284	6,604	53,423	—	—	219,311
Philip A. Taylor	285,329	2,003	13,043	7,331	—	307,706

(1)	Includes dividends and dividend equivalents paid at the same rate as on our other shares on (i) unvested time-based awards, and (ii) performance-based awards to the extent that the award vested.

(2)	Amounts of matching contributions paid by the company to our retirement plans are calculated on the same basis for all plan participants, including the named executive officers.

(3)	With respect to Mr. Armour, includes fees paid in 2013 for services provided in calendar years 2011, 2012 and 2013.

(4)	Perquisites include the following:

With respect to Mr. Flanagan, includes $151,207 for his personal use of company-provided aircraft. With respect to the company-provided aircraft, the company pays direct operating expenses, monthly lease payments and management fees, as well as fees of a third-party supplier. We calculate the aggregate incremental cost to the company for personal use based on the average variable costs of operating the aircraft. Variable costs include fuel, repairs, travel expenses for the flight crews, and other miscellaneous expenses. This methodology excludes fixed costs that do not change based on usage, such as depreciation, maintenance, taxes and insurance.

Mr. Flanagan’s total also includes certain amounts for technology support and amounts paid by the company for the officer’s and his spouse’s incidentals and recreational activities in conjunction with a company-sponsored off-site business meeting.

Grants of Plan-Based Share Awards for 2013

The Compensation Committee granted share awards to each of the named executive officers during 2013. Share awards are subject to transfer restrictions and subject to forfeiture prior to vesting upon a recipient’s termination of employment for any reason other than death, disability, involuntary termination other than for cause or unsatisfactory performance, or (in the case of Mr. Flanagan only) voluntary termination for “good reason.” All share awards immediately become vested upon the recipient’s termination of employment during the 24-month period following a change in control (i) by the company other than for cause or disability, or (ii) by the recipient for good reason.

The following table presents information concerning plan-based awards granted to each of the named executive officers during 2013.

				Estimated Future Payout Under Equity Incentive Plan Awards (1)		All Other Share Awards (#) (2)	Closing Market Price on Date of Grant ($/Share)	Grant Date Fair Value of Share Awards ($) (3)
Name	Grant Date	Committee Action Date	Vesting	Threshold (#)	Maximum (#)
Martin L. Flanagan	02/28/13	02/14/13	4-year ratable	-	76,707	-	26.79	2,054,980
	02/28/13	02/14/13	4-year ratable	-	-	234,975	26.79	6,294,980
Loren M. Starr	02/28/13	02/14/13	4-year ratable	-	19,596	-	26.79	524,976
	02/28/13	02/14/13	4-year ratable	-	-	59,483	26.79	1,593,549
G. Mark Armour	02/28/13	02/14/13	4-year ratable	-	19,596	-	26.79	524,976
	02/28/13	02/14/13	4-year ratable	-	-	67,189	26.79	1,799,993
Andrew T.S. Lo	02/28/13	02/14/13	4-year ratable	-	19,596	-	26.79	524,976
	02/28/13	02/14/13	4-year ratable	-	-	62,216	26.79	1,666,766
Philip A. Taylor	02/28/13	02/14/13	3-year ratable	-	26,875	-	26.79	719,981
	02/28/13	02/14/13	4-year cliff	-	8,958	-	26.79	239,984
	02/28/13	02/14/13	3-year ratable	-	-	87,066	26.79	2,332,498
	02/28/13	02/14/13	4-year cliff	-	-	29,022	26.79	777,499

(1)	Performance-based Equity Awards. Performance-based equity awards were granted under the 2011 Global Equity Incentive Plan. For each of the named executive officers other than Mr. Taylor, performance-based equity awards are four-year awards that vest 25% each year. With respect to Mr. Taylor, performance-based equity awards are comprised of a 3-year award that vests ratably and a 4-year award that vests 100% on the fourth anniversary of the date of grant.

Performance-based equity awards are tied to the achievement of specified levels of adjusted operating margin or adjusted diluted earnings per share. Full vesting of the performance-based long-term equity award occurs in the event that either target financial measure is achieved. Partial vesting of the award occurs on a pro-rated basis based on straight-line interpolation between a minimum threshold and the target financial measure. The award will vest based upon the higher achieved financial measure for that year. Dividend equivalents are deferred for such performance-based equity awards and will only be paid at the same rate as on our shares if and to the extent an award vests. The target financial measures and minimum thresholds for the performance-based portion of our long-term equity awards are illustrated below.

Adjusted Diluted EPS	Vesting		Adjusted Operating Margin	Vesting
Equal to or greater than $1.10	100%	or	Equal to or greater than 25.5%	100%
Less than $0.75	0%		Less than 22%	0%

(2)	Time-based Equity Awards. Time-based equity awards were granted under the 2011 Global Equity Incentive Plan. For each of the named executive officers other than Mr. Taylor, time-based equity awards are four-year awards that vest 25% each year. With respect to Mr. Taylor, time-based equity awards are comprised of a 3-year award that vests ratably and a 4-year award that vests 100% on the fourth anniversary of the date of grant. Dividends and dividend equivalents are paid on unvested awards at the same time and rate as on our shares.

(3)	The grant date fair value is the total amount that the company will recognize as expense under applicable accounting requirements if the share awards fully vest. This amount is included in our Summary Compensation Table each year. Grant date fair values were calculated in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification Topic 718 “Compensation – Stock Compensation.” The grant date fair value is calculated by multiplying the number of shares granted by the closing price of our common shares on the day the award was granted. With respect to the performance-based equity awards, the grant date fair value also represents the probable outcome of such performance conditions and represents the highest level of achievement.

Outstanding Share Awards at Fiscal Year-End for 2013

The following table provides information as of December 31, 2013 about the outstanding share awards held by our named executive officers.

Name		Date of Grant	Number of Shares or Units that Have Not Vested (#)	Market Value of Shares or Units that Have Not Vested ($)	Equity Incentive Plan Awards that Have Not Vested (#)	Equity Incentive Plan Awards that Have Not Vested ($)
Martin L. Flanagan	(1)	02/26/10	83,017	3,021,819	-	-
	(2)	02/28/11	155,551	5,662,056	-	-
	(3)	02/28/12	189,153	6,885,169	-	-
	(4)	02/28/12	-	-	61,749	2,247,664
	(5)	02/28/13	234,975	8,553,090	-	-
	(6)	02/28/13	-	-	76,707	2,792,135
Loren M. Starr	(1)	02/26/10	21,505	782,782	-	-
	(2)	02/28/11	40,145	1,461,278	-	-
	(3)	02/28/12	48,978	1,782,799	-	-
	(4)	02/28/12	-	-	15,775	574,210
	(5)	02/28/13	59,483	2,165,181	-	-
	(6)	02/28/13	-	-	19,595	713,258
G. Mark Armour	(1)	02/26/10	37,245	1,355,718	-	-
	(2)	02/28/11	57,750	2,102,100	-	-
	(3)	02/28/12	67,458	2,455,471	-	-
	(4)	02/28/12	-	-	21,184	771,098
	(5)	02/28/13	67,189	2,445,680	-	-
	(6)	02/28/13	-	-	19,596	713,294
Andrew T. S. Lo	(1)	02/26/10	24,133	878,441	-	-
	(2)	02/28/11	41,403	1,507,069	-	-
	(3)	02/28/12	51,006	1,856,618	-	-
	(4)	02/28/12	-	-	15,775	574,210
	(5)	02/28/13	62,216	2,264,662	-	-
	(6)	02/28/13	-	-	19,596	713,294
Philip A. Taylor	(7)	02/26/10	47,448	1,727,107	-	-
	(7)	02/28/11	37,909	1,379,888	-	-
	(3)	02/28/12	93,449	3,401,544	-	-
	(4)	02/28/12	-	-	28,846	1,049,994
	(5)	02/28/13	116,088	4,225,603	-	-
	(6)	02/28/13	-	-	35,833	1,304,321

(1)	February 26, 2010. Share award vests in four equal installments. As of December 31, 2013, the unvested share award represents 25% of the original grant.
(2)	February 28, 2011. Share award vests in four equal installments. As of December 31, 2013, the unvested share award represents 50% of the original grant.
(3)	February 28, 2012. Share award vests in four equal installments. As of December 31, 2013, the unvested share award represents 75% of the original grant.
(4)	February 28, 2012. Performance-based share award vests in four equal installments. As of December 31, 2013, the unvested share award represents 75% of maximum award.
(5)	February 28, 2013. Share award vests in four equal installments. As of December 31, 2013, the unvested share award represents 100% of the original grant.
(6)	February 28, 2013. Performance-based share award vests in four equal installments. As of December 31, 2013, the unvested share award represents 100% of the maximum award.
(7)	February 26, 2010 and February 28, 2011 awards. Share awards vest in one installment. As of December 31, 2013, the unvested share award represents 100% of the original grant.

Option Exercises and Shares Vested for 2013

The following table provides information about share options exercised by the named executive officers during 2013 and equity awards held by our named executive officers that vested in 2013:

	Option Awards		Share Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Martin L. Flanagan	—	—	330,929	8,739,843
Loren M. Starr	—	—	87,878	2,320,870
G. Mark Armour	—	—	156,909	4,139,325
Andrew T.S. Lo	50,000	1,112,554	96,840	2,556,180
Philip A. Taylor	—	—	153,766	4,401,696

Potential Payments upon Termination or Change in Control for 2013

The following tables summarize the estimated payments to be made under each agreement, plan or arrangement in effect as of December 31, 2013 which provides for payments to a named executive officer at, following or in connection with a termination of employment or a change in control. However, in accordance with SEC regulations, we do not report any amount to be provided to a named executive officer under any arrangement which does not discriminate in scope, terms or operation in favor of our named executive officers and which is available generally to all salaried employees. In accordance with SEC regulations, this analysis assumes that the named executive officer’s date of termination is December 31, 2013, and the price per share of our common shares on the date of termination is the closing price of our common shares on the NYSE on that date, which was $36.40.

Martin L. Flanagan

Benefit and Payments Upon Termination(1)	Voluntary Termination without Good Reason ($)	Termination by Executive for Good Reason or Involuntary Termination by the Company without Cause ($)	Involuntary Termination for Cause ($)	Retirement ($)(2)	Death or Disability ($)	Change in Control ($)(3)	Qualified Termination Following Change in Control ($)(4)
Salary Continuation	—	—	—	—	—	—	—
Annual Cash Bonus (5)	4,750,000	4,750,000	—	—	4,750,000	—	4,750,000
Severance Payment (6)	—	13,889,960	—	—	—	—	13,889,960
Share Awards	—	29,161,933	—	—	29,161,933	29,161,933	29,161,933
Options	—	—	—	—	—	—	—
Welfare Benefits (7)	—	49,341	—	—	—	—	49,341

(1)	Pursuant to the terms of the second amended and restated master employment agreement effective January 1, 2011 between the company and Mr. Flanagan (the “Flanagan Agreement”), Mr. Flanagan is entitled to certain benefits upon termination of employment. Following any notice of termination, Mr. Flanagan would continue to receive salary and benefits compensation, and the vesting periods with respect to any outstanding share awards would continue to run, in the normal course until the date of termination. In accordance with SEC rules, the information presented in this table assumes a termination date of December 31, 2013 and that the applicable notice had been given prior to such date.

(2)	Pursuant to the terms of the 2008 Global Equity Incentive Plan, in the event of retirement, restricted stock units would continue to vest provided the age, years of service and holding period requirements are met. With respect to Mr. Flanagan’s share awards, no benefit would be payable in the event of retirement.

(3)	Payment would only be made in the event that the share award was not assumed, converted or replaced in connection with a change in control.

(4)	Assumes termination by Mr. Flanagan for “good reason” or a termination by the company other than for cause or disability following a change in control.

(5)	Pursuant to the terms of the Flanagan Agreement, Mr. Flanagan is entitled to an annual cash bonus that is equal to the greater of $4,750,000 or his most recent annual cash bonus upon certain terminations of employment.

(6)	Pursuant to the terms of the Flanagan Agreement, Mr. Flanagan’s severance payment is equal to the sum of (i) his base salary, (ii) the greater of $4,750,000 or his most recent annual cash bonus, and (iii) the fair market value at grant of his most recent equity award.

(7)	Pursuant to the terms of the Flanagan Agreement, Mr. Flanagan and his covered dependents are entitled to medical benefits for a period of 36 months following termination. Represents cost to the company for reimbursement of such medical benefits.

Loren M. Starr

Benefit and Payments Upon Termination(1)	Voluntary Termination without Good Reason ($)	Termination by Executive for Good Reason or Involuntary Termination by the Company without Cause ($)	Involuntary Termination for Cause ($)	Retirement ($)(2)	Death or Disability ($)	Change in Control ($)(3)	Qualified Termination Following Change in Control ($)(4)
Salary Continuation	—	—	—	—	—	—	—
Annual Cash Bonus	—	—	—	—	—	—	—
Severance Payment	—	—	—	—	—	—	—
Share Awards	—	7,479,508	—	—	7,479,508	7,479,508	7,479,508
Options	—	—	—	—	—	—	—
Welfare Benefits	—	—	—	—	—	—	—

G. Mark Armour

Benefit and Payments Upon Termination(1)	Voluntary Termination without Good Reason ($)	Termination by Executive for Good Reason or Involuntary Termination by the Company without Cause ($)	Involuntary Termination for Cause ($)	Retirement ($)(2)	Death or Disability ($)	Change in Control ($)(3)	Qualified Termination Following Change in Control ($)(4)
Salary Continuation	—	—	—	—	—	—	—
Annual Cash Bonus	—	—	—	—	—	—	—
Severance Payment	—	—	—	—	—	—	—
Share Awards	—	9,843,361		1,355,718	9,843,361	9,843,361	9,843,361
Options	—	—	—	—	—	—	—
Welfare Benefits	—	—	—	—	—	—	—

Andrew T.S. Lo

Benefit and Payments Upon Termination(1)	Voluntary Termination without Good Reason ($)	Termination by Executive for Good Reason or Involuntary Termination by the Company without Cause ($)	Involuntary Termination for Cause ($)	Retirement ($)(2)	Death or Disability ($)	Change in Control ($)(3)	Qualified Termination Following Change in Control ($)(4)
Salary Continuation	—	—	—	—	—	—	—
Annual Cash Bonus	—	—	—	—	—	—	—
Severance Payment	—	—	—	—	—	—	—
Share Awards	—	7,794,296	—	—	7,794,296	7,794,296	7,794,296
Options	—	—	—	—	—	—	—
Welfare Benefits	—	—	—	—	—	—	—

Philip A. Taylor

Benefit and Payments Upon Termination(1)	Voluntary Termination without Good Reason ($)	Termination by Executive for Good Reason or Involuntary Termination by the Company without Cause ($)	Involuntary Termination for Cause ($)	Retirement ($)(2)	Death or Disability ($)	Change in Control ($)(3)	Qualified Termination Following Change in Control ($)(4)
Salary Continuation	—	—	—	—	—	—	—
Annual Cash Bonus	—	—	—	—	—	—	—
Severance Payment	—	—	—	—	—	—	—
Share Awards	—	13,088,457	—	1,727,107	13,088,457	13,088,457	13,088,457
Options	—	—	—	—	—	—	—
Welfare Benefits	—	—	—	—	—	—	—

(1)	Each of Messrs. Starr, Armour, Lo and Taylor is a party to an agreement that provides for a termination notice period of either six or twelve months. Following any notice of termination, the employee would continue to receive salary and benefits compensation, and the vesting periods with respect to any outstanding share awards would continue to run, in the normal course until the date of termination. In accordance with SEC rules, the information presented in this table assumes a termination date of December 31, 2013 and that the applicable notice had been given prior to such date.
(2)	Pursuant to the terms of the 2008 Global Equity Incentive Plan, in the event of retirement, restricted stock units would continue to vest provided the age, years of service and holding period requirements are met. This analysis assumes a retirement date of December 31, 2013 and that the previously described requirements had been met. With respect to Messrs. Armour and Taylor, a benefit in the respective amount of $1,355,718 and $1,727,107 would be payable on the scheduled 2014 vesting date with respect to their award that was granted in February 2010. These values represent an assumed value of $36.40, which was the closing price of our common shares on the NYSE on December 31, 2013. Actual value to be received by the named executive officer will be the closing price of our common shares on the NYSE on the scheduled date of distribution.
(3)	Payment would only be made in the event that the share award was not assumed, converted or replaced in connection with a change in control.
(4)	Assumes termination for “good reason” or a termination by the company other than for cause or disability following a change in control.

Information Regarding Equity Compensation Plans

The following table sets forth information, as of December 31, 2013, about common shares that may be issued under our existing equity compensation plans.

Name of Plan	Approved by Security Holders(1)	Active/ Inactive Plan(2)	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)(3)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Outstanding Options)(4)
2011 Global Equity Incentive Plan	✓	Active	—	N/A	17,705,846
2000 Share Option Plan	✓	Inactive	1,125,622		—
Subtotal—Approved Plans			1,125,622	12.15	17,705,846
2010 Global Equity Incentive Plan (ST)		Active	—	N/A	1,763,988
Subtotal — Unapproved Plans			—		1,763,988
Total			1,125,622		19,469,834

(1)	With respect to the 2010 Global Equity Incentive Plan (ST), shares are issued only as employment inducement awards in connection with a strategic transaction and, as a result, do not require shareholder approval under the rules of the New York Stock Exchange or otherwise.
(2)	With respect to the 2000 Share Option Plan, no further grants will be made under this plan.
(3)	Share options were granted in Pounds Sterling (£) and in this table have been converted to U.S. dollars using the exchange rate of $1.66/£1 as of December 31, 2013. With respect to the 2000 Share Option Plan, outstanding stock options have a weighted average remaining contractual life of 1.4 years.
(4)	Excludes unvested restricted stock awards, unvested deferred share awards and unvested restricted stock units.

Compensation Committee Interlocks and

Insider Participation

During fiscal year 2013, the following directors served as members of the Compensation Committee: Sir John Banham (Chairman), Rex D. Adams, C. Robert Henrikson, Ben F. Johnson III, Denis Kessler, Edward P. Lawrence, G. Richard Wagoner, Jr. and Phoebe A. Wood. No member of the Compensation Committee was an officer or employee of the company or any of its subsidiaries during 2013, and no member of the Compensation Committee was formerly an officer of the company or any of its subsidiaries or was a party to any disclosable related person transaction involving the company. During 2013, none of the executive officers of the company has served on the board of directors or on the compensation committee of any other entity that has or had executive officers serving as a member of the Board of Directors or Compensation Committee of the company.

* * *

Report of the Audit Committee

Membership and Role of the Audit Committee

The Audit Committee of the Board consists of J. Thomas Presby (Chairman), Sir John Banham, C. Robert Henrikson, Ben F. Johnson III, Denis Kessler, Edward P. Lawrence, G. Richard Wagoner, Jr. and Phoebe A. Wood. Each of the members of the Audit Committee is independent as such term is defined under the NYSE listing standards and applicable law. The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its responsibility to oversee (i) the company’s financial reporting, auditing and internal control activities, including the integrity of the company’s financial statements, (ii) the independent auditor’s qualifications and independence, (iii) the performance of the company’s internal audit function and independent auditor, and (iv) the company’s compliance with legal and regulatory requirements. The Audit Committee’s function is more fully described in its written charter, which is available on the corporate governance section of the company’s Web site.

Review of the Company’s Audited Consolidated Financial Statements for the Fiscal Year Ended December 31, 2013

The Audit Committee has reviewed and discussed the audited financial statements of the company for the fiscal year ended December 31, 2013 with the company’s management. The Audit Committee has also performed the other reviews and duties set forth in its charter. The Audit Committee has discussed with PricewaterhouseCoopers LLP (“PwC”), the company’s independent registered public accounting firm, the matters required to be discussed by professional auditing standards. The Audit Committee has also received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the audit committee concerning independence, and has discussed the independence of PwC with that firm. Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors that the company’s audited consolidated financial statements be included in the company’s Annual Report for filing with the Securities and Exchange Commission. Respectfully submitted by the Audit Committee:

J. Thomas Presby (Chairman)

Sir John Banham

C. Robert Henrikson

Ben F. Johnson III

Denis Kessler

Edward P. Lawrence

G. Richard Wagoner, Jr.

Phoebe A. Wood

Fees Paid to Independent Registered

Public Accounting Firm

The Audit Committee of the Board, with the approval of the shareholders, engaged PwC to perform an annual audit of the company’s consolidated financial statements for fiscal year 2013. The following table sets forth the approximate aggregate fees billed or expected to be billed to the company by PwC for fiscal year 2013 and by Ernst & Young LLP (“EY”), our former independent auditors, for fiscal year 2012 for the audit of the company’s annual consolidated financial statements and for other services rendered by PwC in 2013 and EY in 2012.

	Fiscal Year
	2013	2012
	($ in millions)
Audit Fees(1)	3.9	4.8
Audit-Related Fees(2)	1.4	1.8
Tax Fees(3)	0.3	0.6
All Other Fees(4)	—	—
TOTAL FEES	5.6	7.2

(1)	The 2013 Audit Fees amount includes approximately $2.5 million (2012: $2.7 million) for audits of the company’s consolidated financial statements and $1.4 million (2012: $1.6 million) for statutory audits of subsidiaries. These amounts do not include fees paid to PwC in 2013 and EY in 2012 associated with audits conducted on certain of our affiliated mutual funds, unit trusts and partnerships.

(2)	Audit-Related Fees consist of attest services not required by statute or regulation, audits of employee benefit plans and accounting consultations in connection with new accounting pronouncements and acquisitions.

(3)	Tax Fees consist of compliance and advisory services.

(4)	All Other Fees consist principally of transaction-related services.

Pre-Approval Process and Policy

The Audit Committee has adopted policies and procedures for pre-approving all audit and non-audit services provided by our independent auditors. The policy is designed to ensure that the auditor’s independence is not impaired. The policy sets forth the Audit Committee’s views on audit, audit-related, tax and other services. It provides that, before the company engages the independent auditor to render any service, the engagement must either be specifically approved by the Audit Committee or fall into one of the defined categories that have been pre-approved. The policy defines the services and the estimated range of fees for such services that the committee has pre-approved. The term of any such categorical approval is 12 months, unless the committee specifically provides otherwise, and the policy requires the related fee levels to be set annually. Where actual invoices in respect of any service are materially in excess of the estimated range, the committee must approve such excess amount prior to payment. The policy also prohibits the company from engaging the auditors to provide certain defined non-audit services that are prohibited under SEC rules. Under the policy, the Audit Committee may delegate pre-approval authority to one or more of its members, but may not delegate such authority to the company’s management. Under the policy, our management must inform the Audit Committee of each service performed by our independent auditor pursuant to the policy. Requests to the Audit Committee for separate approval must be submitted by both the independent auditor and our Chief Financial Officer and the request must include a joint statement as to whether it is deemed consistent with the SEC’s and PCAOB’s rules on auditor independence.

All audit and non-audit services provided to the company and its subsidiaries by PwC during fiscal year 2013 and by EY during fiscal year 2012 were either specifically approved or pre-approved under the policy.

Certain Relationships and Related Transactions

Share Repurchases.    In order to pay withholding or other similar taxes due in connection with the vesting of equity awards granted under the 2011 Global Equity Incentive Plan, the 2010 Global Equity Incentive Plan (ST), 2008 Global Equity Incentive Plan, and the Global Stock Plan, employee participants, including our named executive officers, may elect the “net shares” method whereby the company purchases from the participant shares equal in value to the tax withholding liability in connection with vesting equity awards. Under the “net shares” method, the price per share paid by the company for repurchases is the closing price of the company’s common shares on the NYSE on the distribution date.

During fiscal 2013, the company repurchased common shares from the executive officers for the aggregate consideration shown in the following table:

Name and Title	Number of Shares Repurchased (#)	Aggregate Consideration ($)
G. Mark Armour Senior Managing Director and Head of EMEA	27,727	731,958
Kevin M. Carome Senior Managing Director and General Counsel	28,925	764,577
Karen Dunn Kelley Senior Managing Director, Investments	38,042	1,005,672
Colin D. Meadows Senior Managing Director and Chief Administrative Officer	51,857	1,368,351
Loren M. Starr Senior Managing Director and Chief Financial Officer	41,347	1,092,592
Philip A. Taylor Senior Managing Director and Head of the Americas	76,162	2,180,207

Interests in or Alongside Invesco-Sponsored Private Funds.    Some of our employees, their spouses, related charitable foundations or entities they own or control are provided the opportunity to invest in or alongside Invesco-sponsored private funds that we offer to independent investors. We generally limit such investments to employees that meet certain accreditation requirements. Employees who make such investments usually do not pay management or performance fees charged to independent investors. Distributions exceeding $120,000 from Invesco-sponsored private funds during the fiscal year ended December 31, 2013 made to our executive officers (or persons or entities affiliated with them) or directors, consisting of profits, other income and return of capital (but excluding Profits Interests, as defined below) are as follows: Martin L. Flanagan — $229,839.

Certain of our employees, including some of our executive officers, receive the right to share in performance fees earned by Invesco (“Profits Interests”) in connection with our management of Invesco-sponsored private funds. Messrs. Flanagan, Armour, Carome and Lo have made investments in or alongside Invesco-sponsored private funds. Messrs. Armour, Carome and Lo have received Profits Interests in one of those funds. The Profits Interests vest in equal annual installments over a four-year period and are subject to forfeiture prior to vesting upon the occurrence of certain events. There were no distributions exceeding $120,000 from Invesco-sponsored private funds during the fiscal year ended December 31, 2013 made to our executive officers or directors (or persons or entities affiliated with them) in respect of Profits Interests.

Related Person Transaction Policy

The Board of Directors has adopted written Policies and Procedures with Respect to Related Person Transactions to address the review, approval, disapproval or ratification of related person transactions. “Related persons” include the company’s executive officers, directors, director nominees, holders of more than five percent (5%) of the company’s voting securities, immediate family members of the foregoing persons, and any entity in which any of the foregoing persons is employed, is a partner or is in a similar position, or in which such person has a 5% or greater ownership interest. A “related person transaction” means a transaction or series of transactions in which the company participates, the amount involved exceeds $120,000, and a related person has a direct or indirect interest (with certain exceptions permitted by SEC rules).

Management is required to present for the approval or ratification of the Audit Committee all material information regarding an actual or potential related person transaction. The policy requires that, after reviewing such information, the disinterested members of the Audit Committee will approve or disapprove the transaction. Approval will be given only if the Audit Committee determines that such transaction is in, or is not inconsistent with, the best interests of the company and its shareholders. The policy further requires that in the event management becomes aware of a related person transaction that has not been previously approved or ratified, it must be submitted to the Audit Committee promptly. The policy also permits the chairman of the Audit Committee to review and approve related person transactions in accordance with the terms of the policy between scheduled committee meetings. Any determination made pursuant to this delegated authority must be reported to the full Audit Committee at the next regularly-scheduled meeting.

Section 16(a) Beneficial Ownership

Reporting Compliance

Section 16(a) of the Exchange Act requires officers, directors and persons who beneficially own more than 10% of the company’s common shares to file reports of ownership and reports of changes in ownership with the SEC. The reporting officers, directors and 10% shareholders are also required by SEC rules to furnish the company with copies of all Section 16(a) reports they file. Based solely on its review of copies of such reports, the company believes that all Section 16(a) filing requirements applicable to its directors, executive officers and 10% shareholders were complied with during fiscal year 2013.

Proposal No. 3

Advisory Vote on Executive Compensation

General

The Dodd-Frank Act enables our shareholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

Accordingly, we are asking our shareholders to vote “FOR” the following resolution at the Annual General Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory (non-binding) basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2014 Annual General Meeting of Shareholders pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis, the compensation tables and related narrative discussion.”

Invesco’s compensation programs, particularly our annual incentive pools, are tied to the achievement of our strategic and financial results and our success in serving our clients’ and shareholders’ interests, as further described in “Executive Compensation” above In considering their vote, we urge shareholders to review the information included in this Proxy Statement in “Executive Compensation.” Our Board of Directors and our Compensation Committee value the opinions of our shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns. Under the Board’s current policy, shareholders are given an opportunity to cast an advisory vote on this topic annually, with the next opportunity occurring in connection with the 2015 Annual General Meeting. At the 2013 Annual General Meeting, 95.8% of the votes cast were in favor of the advisory proposal to approve our named executive officer compensation. Although we believe that the 2013 vote conveyed our shareholders’ strong support of the Compensation Committee’s decisions and the existing executive compensation programs, during the balance of 2013 and early 2014, we continued to actively seek investor input to obtain ongoing feedback concerning our compensation programs. While all of the shareholders we spoke with agree on the importance of pay and performance alignment, there was no consensus among these shareholders on how alignment should be measured. A number of the shareholders indicated that their Say-on-Pay decisions are made on a case-by-case basis and that they have not had any issues with Invesco’s compensation in prior years, some noting in particular that they believe appropriate decisions have been made for NEO compensation. Our largest shareholders do not share a consistent philosophy regarding the structure of compensation. That said, all shareholders affirmed the importance of clear disclosure and transparency regarding the decision making process undertaken by the Compensation Committee. Based on this feedback the Compensation Committee determined to continue our current compensation practices as described in the “Compensation Discussion and Analysis” above.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION. This proposal requires the affirmative vote of a majority of votes cast at the Annual General Meeting.

Proposal No. 4

Appointment of Independent Registered

Public Accounting Firm

General

The Audit Committee of the Board has proposed the appointment of PwC as the independent registered public accounting firm to audit the company’s consolidated financial statements for the fiscal year ending December 31, 2014 and to audit the company’s internal control over financial reporting as of December 31, 2014. During and for the fiscal year ended December 31, 2013, PwC audited and rendered opinions on the financial statements of the company and certain of its subsidiaries. PwC also rendered an opinion on the company’s internal control over financial reporting as of December 31, 2013. In addition, PwC provides the company with tax consulting and compliance services, accounting and financial reporting advice on transactions and regulatory filings and certain other services not prohibited by applicable auditor independence requirements. See “Fees Paid to Independent Registered Public Accounting Firm” above. Representatives of PwC are expected to be present at the Annual General Meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions.

Previous Independent Registered Public Accounting Firm

During and for the fiscal year ended December 31, 2012, EY audited and rendered opinions on the financial statements of the company and certain of its subsidiaries. EY also rendered an opinion on the company’s internal control over financial reporting as of December 31, 2012. In addition, EY provided the company with tax consulting and compliance services, accounting and financial reporting advice on transactions and regulatory filings and certain other services not prohibited by applicable auditor independence requirements as set forth above.

On February 25, 2013, the company notified EY of its decision to dismiss EY, effective as of that date, and to appoint another independent registered public accounting firm. The decision to change independent registered public accounting firms was approved by Invesco’s Audit Committee. On February 28, 2013, Invesco engaged PwC as its new independent registered public accounting firm, effective immediately. The decision to engage PwC as Invesco’s independent registered public accounting firm was approved by Invesco’s Audit Committee. During the years ended December 31, 2012 and 2011, and through February 28, 2013, the date of PwC’s engagement, Invesco did not consult with PwC regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

EY’s reports on Invesco’s financial statements for two fiscal years ended December 31, 2012 and 2011 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the two fiscal years ended December 31, 2012 and 2011, and in the subsequent period through February 25, 2013, the date of EY’s dismissal, there were no disagreements with EY on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of EY, would have caused EY to make reference to the subject matter of the disagreements in connection with their reports on our financial statements for such periods.

There were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K) during the two fiscal years ended December 31, 2012 and 2011, or in the subsequent period through February 25, 2013.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPOINTMENT OF PWC AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2014. This proposal requires the affirmative vote of a majority of votes cast at the Annual General Meeting. If the appointment is not approved, the Audit Committee will reconsider the selection of PwC as the company’s independent registered public accounting firm.

Security Ownership of Principal Shareholders

The following table sets forth the common shares beneficially owned as of February 15, 2014 by each shareholder known to us to beneficially own more than five percent of the company’s outstanding common shares. The percentage of ownership indicated in the following table is based on 431,527,336 common shares outstanding as of February 15, 2014.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
T. Rowe Price Associates, Inc., 100 E. Pratt Street, Baltimore, Maryland 21202	38,206,144(2)	8.9%
FMR LLC, 245 Summer Street, Boston, Massachusetts 02210	30,721,160(3)	7.1%
BlackRock, Inc., 40 East 52nd Street, New York, NY 10022	24,056,131(4)	5.6%
The Vanguard Group, 100 Vanguard Boulevard, Malvern, Pennsylvania 19355	23,197,923(5)	5.4%
JPMorgan Chase & Co., 270 Park Avenue, New York, NY 10017	23,158,117(6)	5.4%

(1)	Except as described otherwise in the footnotes to this table, each beneficial owner in the table has sole voting and investment power with regard to the shares beneficially owned by such owner.

(2)	On February 11, 2014, T. Rowe Price Associates, Inc., on behalf of itself and certain of its affiliates (collectively, “Price Associates”) filed a Schedule 13G/A with the SEC indicating that T. Rowe Price had sole voting power with respect to 12,717,531 common shares, and sole investment power with respect to 38,167,344 common shares, of Invesco. These securities are owned by various individual and institutional investors for which Price Associates serves as an investment advisor with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(3)	On February 14, 2014, FMR LLC, on behalf of itself and certain of its affiliates (collectively, “Fidelity”) filed a Schedule 13G with the SEC indicating that Fidelity had sole voting power with respect to 6,760,242 common shares, and sole investment power with respect to 30,721,160 common shares, of Invesco.

(4)	On February 3, 2014, BlackRock, Inc., on behalf of itself and certain of its affiliates (collectively, “BlackRock”) filed a Schedule 13G/A with the SEC indicating that BlackRock had sole voting power with respect to 19,880,850 common shares and sole investment power with respect to 24,056,131 common shares, of Invesco.

(5)	On February 11, 2014, The Vanguard Group, on behalf of itself and certain of its affiliates (collectively, “Vanguard”) filed a Schedule 13G with the SEC indicating that Vanguard had sole voting power with respect to 722,894 common shares, sole investment power with respect to 22,520,831 common shares and shared investment power with respect to 677,092 shares, of Invesco.

(6)	On January 28, 2014, JPMorgan Chase & Co. on behalf of itself and its wholly-owned subsidiaries (collectively, “JPMorgan Chase & Co.”) filed a Schedule 13G/A with the SEC indicating that they had sole voting power with respect to 21,237,478 common shares, sole investment power with respect to 22,978, 248 common shares, shared voting power with respect to 142,028 common shares, and shared investment power with respect to 179,869 common shares, of Invesco.

Security Ownership of Management

The following table lists the common shares beneficially owned as of February 15, 2014 by (i) each director and director nominee, (ii) each executive officer named in the Summary Compensation Table below, and (iii) all current directors, director nominees and executive officers as a group. The percentage of ownership indicated in the following table is based on 431,527,336 of the company’s common shares outstanding on February 15, 2014.

Beneficial ownership reported in the below table has been determined according to SEC regulations and includes common shares that may be acquired within 60 days after February 15, 2014, but excludes deferred shares which are disclosed in a separate column. Unless otherwise indicated, all directors, director nominees and executive officers have sole voting and investment power with respect to the shares shown. No shares are pledged as security. As of February 15, 2014, no individual director, director nominee or named executive officer owned beneficially 1% or more of our common shares, and our directors, director nominees and executive officers as a group owned approximately 1.7% of our outstanding common shares.

Name	Common Shares Beneficially Owned	Deferred Share Awards(1)	Total
Rex D. Adams	66,534	-	66,534
Sir John Banham	19,104	-	19,104
Joseph R. Canion	31,182	5,925	37,107
Martin L. Flanagan (2)	3,822,150	-	3,822,150
C. Robert Henrikson	7,063	-	7,063
Ben F. Johnson III	19,085	-	19,085
Denis Kessler	31,329	-	31,329
Edward P. Lawrence	29,582	-	29,582
J. Thomas Presby(3)	18,805		18,805
G. Richard Wagoner, Jr.(4)	5,714	-	5,714
Phoebe A. Wood(5)	16,147	-	16,147
G. Mark Armour	255,539	162,453	417,992
Andrew T. S. Lo	187,685	178,758	366,443
Loren M. Starr	397,826	-	397,826
Philip A. Taylor	240,753	294,894	535,647
All Directors and Executive Officers as a Group (18 persons)	6,811,775	681,225	7,493,000

(1)	For Mr. Canion, represents deferred shares awarded under our legacy Deferred Fees Share Plan. For the named executive officers, represents Restricted Stock Units under the 2008 Global Equity Incentive Plan and 2011 Global Equity Incentive Plan, as applicable. None of the shares subject to such awards may be voted or transferred by the participant.

(2)	For Mr. Flanagan, includes an aggregate of 3,020,498 shares held in trust and 400 shares held by Mr. Flanagan’s spouse. Mr. Flanagan has shared voting and investment power with respect to these shares.

(3)	For Mr. Presby, includes 17,944 shares held in trust via a defined benefit account. Mr. Presby has sole voting and investment power with respect to these shares.

(4)	For Mr. Wagoner, includes 5,000 shares held in trust via a defined benefit account. Mr. Wagoner has sole voting and investment power with respect to these shares.

(5)	Ms. Wood has shared voting and investment power with respect to 64 shares.

General Information Regarding

the Annual General Meeting

Questions and Answers About Voting Your Common Shares

Why did I receive this Proxy Statement?

You have received these proxy materials because Invesco’s Board of Directors is soliciting your proxy to vote your shares at the Annual General Meeting on May 15, 2014. This proxy statement includes information that is designed to assist you in voting your shares and information that we are required to provide to you under SEC rules.

What is a proxy?

A “proxy” is a written authorization from you to another person that allows such person (the “proxy holder”) to vote your shares on your behalf. The Board of Directors is asking you to allow any of the following persons to vote your shares at the Annual General Meeting: Rex D. Adams, Chairman of the Board of Directors; Martin L. Flanagan, President and Chief Executive Officer; Loren M. Starr, Senior Managing Director and Chief Financial Officer; Colin D. Meadows, Senior Managing Director and Chief Administrative Officer and Kevin M. Carome, Senior Managing Director and General Counsel.

Why did I not receive my proxy materials in the mail?

As permitted by rules of the SEC, Invesco is making this Proxy Statement and its Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (“Annual Report”) available to its shareholders electronically via the Internet. The “e-proxy” process expedites shareholders’ receipt of proxy materials and lowers the costs and reduces the environmental impact of our Annual General Meeting.

On March 31, 2014, we mailed to shareholders of record as of the close of business on March 17, 2014 (“Record Date”) a Notice of Internet Availability of Proxy Materials (“Notice”) containing instructions on how to access this Proxy Statement, our Annual Report and other soliciting materials via the Internet. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the Proxy Statement and Annual Report. The Notice also instructs you on how you may submit your proxy. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions included in the Notice for requesting such materials.

If you are delivering proxy materials via the Internet, why did I receive my proxy materials in the mail?

Certain regulations that apply to the Invesco 401(k) Plan and the Invesco Money Purchase Plan require us to send copies of the proxy materials to persons who have interests in Invesco common shares through participation in those plans. These individuals are not eligible to vote directly at the Annual General Meeting. They may, however, instruct the trustees or plan administrators of these plans how to vote the common shares represented by their interests.

Who is entitled to vote?	Each holder of record of Invesco common shares on the Record Date for the Annual General Meeting is entitled to attend and vote at the Annual General Meeting.

What is the difference between holding shares as a “shareholder of record” and as a “beneficial owner”?

• Shareholders of Record.    You are a shareholder of record if at the close of business on the Record Date your shares were registered directly in your name with Computershare, our transfer agent.

• Beneficial Owner.    You are a beneficial owner if at the close of business on the Record Date your shares were held by a brokerage firm or other nominee and not in your name. Being a beneficial owner means that, like most of our shareholders, your shares are held in “street name.” As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares by following the voting instructions your broker or other nominee provides. If you do not provide your broker or nominee with instructions on how to vote your shares, your broker or nominee will be able to vote your shares with respect to some of the proposals, but not all. Please see “What if I return a signed proxy or voting instruction card, but do not specify how my shares are to be voted?” below for additional information.

• Invesco has requested banks, brokerage firms and other nominees who hold Invesco common shares on behalf of beneficial owners of the common shares as of the close of business on the Record Date to forward the Notice to those beneficial owners. Invesco has agreed to pay the reasonable expenses of the banks, brokerage firms and other nominees for forwarding these materials.

How many votes do I have?

Every holder of a common share on the Record Date will be entitled to one vote per share for each Director to be elected at the Annual General Meeting and to one vote per share on each other matter presented at the Annual General Meeting. On the Record Date there were [—] common shares outstanding and entitled to vote at the Annual General Meeting.

What proposals are being presented at the Annual General Meeting?	Invesco intends to present proposals numbered one through four for shareholder consideration and voting at the Annual General Meeting. These proposals are for:
1. Amendment to the Bye-Laws to declassify our Board of Directors;
2. Election of two (2) members of the Board of Directors;
3. Advisory vote to approve executive compensation; and
4. Appointment of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm.
Other than the matters set forth in this Proxy Statement and matters incident to the conduct of the Annual General Meeting, Invesco does not know of any business or proposals to be considered at the Annual General Meeting. If any other business is proposed and properly presented at the Annual General Meeting, the proxies received from our shareholders give the proxy holders the authority to vote on such matter in their discretion.

How does the Board of Directors recommend that I vote?	The Board of Directors recommends that you vote:
• FOR the amendment to the Bye-Laws to declassify our Board of Directors;
• FOR the election of the two (2) directors nominated by our Board and named in this proxy statement;
• FOR the approval, on an advisory basis, of the compensation of our named executive officers; and
• FOR appointment of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm.
How do I attend the Annual General Meeting?	All shareholders are invited to attend the Annual General Meeting. An admission ticket (or other proof of share ownership) and some form of government-issued photo identification (such as a valid driver’s license or passport) will be required for admission to the Annual General Meeting. Only shareholders who own Invesco common shares as of the close of business on the Record Date and invited guests will be entitled to attend the meeting. An admission ticket will serve as verification of your ownership. Registration will begin at 12:00 p.m. Eastern Time and the Annual General Meeting will begin at 1:00 p.m. Eastern Time.

• If your Invesco shares are registered in your name and you received or accessed your proxy materials electronically via the Internet, click the appropriate box on the electronic proxy card or follow the telephone instructions when prompted and an admission ticket will be held for you at the check-in area at the Annual General Meeting.

• If you received your proxy materials by mail and voted by completing your proxy card and checked the box indicating that you plan to attend the meeting, an admission ticket will be held for you at the check-in area at the Annual General Meeting.

• If your Invesco shares are held in a bank or brokerage account, contact your bank or broker to obtain a written legal proxy in order to vote your shares at the meeting. If you do not obtain a legal proxy from your bank or broker, you will not be entitled to vote your shares, but you can still attend the Annual General Meeting if you bring a recent bank or brokerage statement showing that you owned Invesco common shares on March 17, 2014. You should report to the check-in area for admission to the Annual General Meeting.

How do I vote and what are the voting deadlines?	You may vote your shares in person at the Annual General Meeting or by proxy. There are three ways to vote by proxy:

• Via the Internet: You can submit a proxy via the Internet until 11:59 p.m. Eastern Time on May 14, 2014, by accessing the web site at http://www.envisionreports.com/IVZ and following the instructions you will find on the web site. Internet proxy submission is available 24 hours a day. You will be given the opportunity to confirm that your instructions have been properly recorded.

• By Telephone: You can submit a proxy by telephone until 11:59 p.m. Eastern Time on May 14, 2014, by calling toll-free 1-800-652-VOTE (8683) (from the U.S. and Canada) and following the instructions.

• By Mail: If you have received your proxy materials by mail, you can vote by marking, dating and signing your proxy card and returning it by mail in the enclosed postage-paid envelope. If you hold your common shares in an account with a bank or broker (i.e., in “street name”), you can vote by following the instructions on the voting instruction card provided to you by your bank or broker. Proxy cards returned by mail must be received no later than the close of business on May 14, 2014.

Even if you plan to be present at the Annual General Meeting, we encourage you to vote your common shares by proxy using one of the methods described above. Invesco shareholders of record who attend the meeting may vote their common shares in person, even though they have sent in proxies.

What if my common shares are held in an Invesco retirement plan?

For participants in the Invesco 401(k) Plan and the Invesco Money Purchase Plan (collectively, the “Retirement Plans”), your shares will be voted as you instruct the trustees or plan administrators of the Retirement Plans. There are three ways to vote: via the Internet, by telephone or by returning your voting instruction card. Please follow the instructions included on your voting instruction card on how to vote using one of the three methods. Your vote will serve as voting instructions to the trustees or plan administrators of the Retirement Plans for shares allocated to your account, as well as a proportionate share of any unallocated shares and unvoted shares. If you do not vote shares allocated to your account held in the Retirement Plans, the trustee or plan administrator will vote your shares in the same proportion as the shares for which instructions were received from all other holders of common shares in the Retirement Plan. You cannot vote your Retirement Plan shares in person at the meeting. To allow sufficient time for voting by the trustees and plan administrators of the Retirement Plans, the trustees and plan administrators must receive your vote by no later than 5:00 p.m. Eastern Time on May 12, 2014.

What if I hold restricted shares?	For participants in the Invesco Global Stock Plan, the 2008 Global Equity Incentive Plan, 2010 Global Equity Incentive Plan (ST) and 2011 Global Equity Incentive Plan who hold restricted share awards through the company’s stock plan administrator, your restricted shares will be voted as you instruct the custodian for such shares, Invesco Ltd. (the “Custodian”). There are three ways to vote: via the Internet, by telephone or by returning your voting instruction card. Please follow the instructions included on your voting instruction card on how to vote using one of the three methods. Your vote will serve as voting instructions to the Custodian for your restricted shares. If you do not provide instructions regarding your restricted shares, the Custodian will not vote them. You cannot vote your restricted shares in person at the meeting. To allow sufficient time for voting by the Custodian, the Custodian must receive your vote by no later than 11:59 p.m. Eastern Time on May 9, 2014.

May I change or revoke my vote?	Yes. You may change your vote in one of several ways at any time before it is cast:
• Grant a subsequent proxy via the Internet or telephone;
• Submit another proxy card (or voting instruction card) with a date later than your previously delivered proxy;

•  Notify our Secretary in writing before the Annual General Meeting that you are revoking your proxy or, if you hold your shares in “street name,” follow the instructions on the voting instruction card; or

• If you are a shareholder of record, or a beneficial owner with a proxy from the shareholder of record, vote in person at the Annual General Meeting.
What will happen if I do not vote my shares?

•  Shareholders of Record. If you are the shareholder of record of your shares and you do not vote in person at the Annual General Meeting, or by proxy via the Internet, by telephone, or by mail, your shares will not be voted at the Annual General Meeting.

•  Beneficial Owners. If you are the beneficial owner of your shares, your broker or nominee may vote your shares only on those proposals on which it has discretion to vote. Under NYSE rules, your broker or nominee has discretion to vote your shares on routine matters, such as Proposal No. 4, but does not have discretion to vote your shares on non-routine matters, such as Proposals No. 1, 2 and 3. Therefore, if you do not instruct your broker as to how to vote your shares on Proposals No. 1, 2 or 3, this would be a “broker non-vote,” and your shares would not be counted as having been voted on the applicable proposal. We therefore strongly encourage you to instruct your broker or nominee on how you wish to vote your shares.

What is the effect of a broker non-vote or abstention?

Under NYSE rules, brokers or other nominees who hold shares for a beneficial owner have the discretion to vote on a limited number of routine proposals when they have not received voting instructions from the beneficial owner at least ten days prior to the Annual General Meeting. A “broker non-vote” occurs when a broker or other nominee does not receive such voting instructions and does not have the discretion to vote the shares. Pursuant to Bermuda law, broker non-votes and abstentions are not included in the determination of the common shares voting on such matter, but are counted for quorum purposes.

What if I return a signed proxy or voting instruction card, but do not specify how my shares are to be voted?

•  Shareholders of Record. If you are a shareholder of record and you submit a proxy, but you do not provide voting instructions, all of your shares will be voted FOR Proposals No. 1, 2, 3 and 4.

•  Beneficial Owners. If you are a beneficial owner and you do not provide the broker or other nominee that holds your shares with voting instructions, the broker or other nominee will determine if it has the discretionary authority to vote on the particular matter. Under NYSE rules, brokers and other nominees have the discretion to vote on routine matters, such as Proposal No. 4, but do not have discretion to vote on non-routine matters, such as

Proposals No. 1, 2 and 3. Therefore, if you do not provide voting instructions to your broker or other nominee, your broker or other nominee may only vote your shares on Proposal No. 4 and any other routine matters properly presented for a vote at the Annual General Meeting.

What does it mean if I receive more than one Notice

It means you own Invesco common shares in more than one account, such as individually and jointly with your spouse. Please vote all of your common shares. Please see “Householding of Proxy Materials” below for information on how you may elect to receive only one Notice.

of Internet Availability of Proxy Materials?
What is a quorum?

A quorum is necessary to hold a valid meeting. The presence, in person, of two or more persons representing, in person or by proxy, more than fifty percent (50%) of the issued and outstanding common shares entitled to vote at the meeting as of the Record Date constitutes a quorum for the conduct of business.

What vote is required in order to approve each proposal?

The affirmative vote of at least 75% of the issued and outstanding shares of the Company is required to approve Proposal No. 1. The affirmative vote of a majority of the votes cast on Proposals No. 2, 3 and 4 at the Annual General Meeting is required to approve such Proposals. Under our Bye-Laws, a majority of the votes cast means the number of shares voted “for” a proposal must exceed 50% of the votes cast with respect to such proposal. Votes “cast” include only votes cast with respect to shares present in person or represented by proxy and excludes broker non-votes and abstentions.

How will voting on any other business be conducted?

Other than the matters set forth in this Proxy Statement and matters incident to the conduct of the Annual General Meeting, we do not know of any business or proposals to be considered at the Annual General Meeting. If any other business is proposed and properly presented at the Annual General Meeting, the persons named as proxies will vote on the matter in their discretion.

What happens if the Annual General Meeting is adjourned or postponed?	Your proxy will still be effective and will be voted at the rescheduled Annual General Meeting. You will still be able to change or revoke your proxy until it is voted.
Who will count the votes?	A representative of Computershare, our transfer agent, will act as the inspector of election and will tabulate the votes.
How can I find the results of the Annual General Meeting?	Preliminary results will be announced at the Annual General Meeting. Final results will be published in a Current Report on Form 8-K that we will file with the SEC within four (4) business days after the Annual General Meeting.

Important Additional Information

Costs of Solicitation

The cost of solicitation of proxies will be paid by Invesco. We have retained MacKenzie Partners, Inc. to solicit proxies for a fee of approximately $20,000 plus a reasonable amount to cover expenses. Proxies may also be solicited in person, by telephone or electronically by Invesco personnel who will not receive additional compensation for such solicitation. Copies of proxy materials and our Annual Report on Form 10-K will be supplied to brokers and other nominees for the purpose of soliciting proxies from beneficial owners, and we will reimburse such brokers or other nominees for their reasonable expenses.

Presentation of Financial Statements

In accordance with Section 84 of the Companies Act 1981 of Bermuda, Invesco’s audited consolidated financial statements for the fiscal year ended December 31, 2013 will be presented at the Annual General Meeting. These statements have been approved by the Board. There is no requirement under Bermuda law that these statements be approved by shareholders, and no such approval will be sought at the Annual General Meeting.

Registered and Principal Executive Offices

The registered office of Invesco is located at Canon’s Court, 22 Victoria Street, Hamilton HM12, Bermuda. The principal executive offices of Invesco are located at Two Peachtree Pointe, 1555 Peachtree Street N.E., Atlanta, Georgia 30309, and the telephone number there is 1-404-892-0896.

Shareholder Proposals for the 2015 Annual General Meeting

In accordance with the rules established by the SEC, any shareholder proposal submitted pursuant to Rule 14a-8 under the Exchange Act intended for inclusion in the proxy statement for next year’s annual general meeting of shareholders must be received by Invesco no later than 120 days before the anniversary of the date of this proxy statement (e.g., not later than December 1, 2014). Such proposals should be sent to our Secretary in writing to Invesco Ltd., Attn: Office of the Secretary, 1555 Peachtree Street N.E., Atlanta, Georgia 30309, or by facsimile to 404-962-8214. To be included in the Proxy Statement, the proposal must comply with the requirements as to form and substance established by the SEC and our Bye-Laws, and must be a proper subject for shareholder action under Bermuda law.

A shareholder may otherwise propose business for consideration or nominate persons for election to the Board in compliance with SEC proxy rules, Bermuda law, our Bye-Laws and other legal requirements, without seeking to have the proposal included in Invesco’s proxy statement pursuant to Rule 14a-8 under the Exchange Act. Under our Bye-Laws, notice of such a proposal must generally be provided to our Secretary not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual general meeting. The period under our Bye-Laws for receipt of such proposals for next year’s meeting is thus from January 15, 2015 to February 14, 2015. (However, if the date of the annual general meeting is more than 30 days before or more than 60 days after such anniversary date, any notice by a shareholder of business or the nomination of directors for election or reelection to be brought before the annual general meeting to be timely must be so delivered (i) not earlier than the close of business on the 120th day prior to such annual general meeting and (ii) not later than the close of business on the later of (A) the 90th day prior to such annual general meeting and (B) the 10th day following the day on which public announcement of the date of such meeting is first made.)

In addition, §§79-80 of the Bermuda Companies Act allows shareholders holding at least 5% of the total voting rights or totaling 100 record holders (provided that they advance to the Company all expenses involved and comply with certain deadlines) to require Invesco (i) to give notice of any resolution that such shareholders can properly propose at the next annual general meeting and/or (ii) to circulate a statement regarding any proposed resolution or business to be conducted at a general meeting.

Under Rule 14a-4 under the Exchange Act, proxies may be voted on matters properly brought before a meeting under these procedures in the discretion of the proxy holders, without additional proxy statement disclosure about the matter, unless Invesco is notified about the matter not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual general meeting and the proponents otherwise satisfy the requirements of Rule 14a-4. The period under our Bye-Laws for receipt of such proposals for next year’s meeting is from January 15, 2015 to February 14, 2015.

United States Securities and Exchange Commission Reports

A copy of the company’s Annual Report on Form 10-K, including financial statements, for the fiscal year ended December 31, 2013, is being furnished concurrently herewith to all shareholders holding common shares as of the Record Date. Please read it carefully.

Shareholders may obtain a copy of the Annual Report, without charge, by visiting the company’s Web site at www.invesco.com or by submitting a request to our Secretary at: company.secretary@invesco.com or by writing Invesco Ltd., Attn: Office of the Secretary, Two Peachtree Pointe, 1555 Peachtree Street N.E., Atlanta, Georgia 30309. Upon request to our Secretary, the exhibits set forth on the exhibit index of the Annual Report may be made available at a reasonable charge (which will be limited to our reasonable expenses in furnishing such exhibits).

Communications with the Chairman and Non-Executive Directors

Any interested party may communicate with the Chairman of our Board or to our non-executive directors as a group at the following addresses:

E-mail: company.secretary@invesco.com

Fax: 404-962-8214

Mail: Invesco Ltd.

Two Peachtree Pointe

1555 Peachtree Street

Atlanta, Georgia 30309

Attn: Office of the Secretary

Communications will be distributed to the Board, or to any of the Board’s committees or individual directors as appropriate, depending on the facts and circumstances of the communication. In that regard, the Invesco Board does not receive certain items which are unrelated to the duties and responsibilities of the Board.

In addition, the company maintains the Invesco Compliance Reporting Line for its employees or individuals outside the company to report complaints or concerns on an anonymous and confidential basis regarding questionable accounting, internal accounting controls or auditing matters and possible violations of the company’s Code of Conduct or law. Further information about the Invesco Compliance Reporting Line is available on the company’s Web site.

Non-employees may submit any complaint regarding accounting, internal accounting controls or auditing matters directly to the Audit Committee of the Board of Directors by sending a written communication to the address given below, by facsimile to 404-962-8214, or by e-mail to company.secretary@invesco.com:

Audit Committee

Invesco Ltd.

Two Peachtree Pointe

1555 Peachtree Street N.E.

Atlanta, Georgia 30309

Attn: Office of the General Counsel

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement and annual report addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

A number of banks and brokers with account holders who are beneficial holders of the company’s common shares will be householding the company’s proxy materials or the Notice. Accordingly, a single copy of the proxy materials or Notice will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive separate proxy materials or copies of the Notice, please notify your bank or broker, or contact our Secretary at: company.secretary@invesco.com, or by mail to Invesco Ltd., Attn: Office of the Secretary, Two Peachtree Pointe, 1555 Peachtree Street N.E., Atlanta, Georgia 30309, or by facsimile to 404-962-8214, or by telephone to 404-892-0896. The company undertakes, upon oral or written request to the address or telephone number above, to deliver promptly a separate copy of the company’s proxy materials or the Notice to a shareholder at a shared address to which a single copy of the applicable document was delivered. Shareholders who currently receive multiple copies of the proxy materials or the Notice at their address and would like to request householding of their communications should contact their bank or broker or the company’s Investor Relations Department at the contact address and telephone number provided above.

Appendix A

Proposed Amendments to the Amended and Restated Bye-Laws

The text below is a clean and marked version of the proposed changes to Bye-Laws 8, 11 and 12. In the marked version, deletions are indicated by strikeouts and additions are indicated by underlining.

Clean Version of Proposed Amendments to Bye-Laws

8. Board Size; Term of Directors

(1) Subject to the rights of the holders of any class or series of preference shares, the Board shall consist of such number of Directors (not less than 3) as the Board may determine from time to time by resolution adopted by the affirmative vote of at least a majority of the Board then in office. Any increase in the number of Directors on the Board pursuant to this Bye-Law 8 shall be deemed to be a vacancy and may be filled in accordance with Bye-Law 12 hereof. A decrease in the number of Directors shall not shorten the term of any Director then in office.

(3) Commencing at the annual general meeting of Shareholders in 2015 and each succeeding annual general meeting of Shareholders, Directors shall be elected annually for a one-year term expiring at the next annual general meeting of Shareholders; provided however, each Director elected at the annual general meeting of Shareholders in 2013 shall hold office until the annual general meeting of shareholders in 2016, and each Director elected at the annual general meeting of Shareholders in 2014 shall hold office until the annual general meeting of Shareholders in 2017. A Director shall hold office until such Director’s successor shall have been duly elected and qualified or until such Director is removed from office pursuant to Bye-Law 11 or such Director’s office is otherwise earlier vacated.

11. Removal of Directors

(2) Subject to the rights of the holders of any class or series of preference shares, a vacancy on the Board created by the removal of a Director under the provisions of paragraph (1) of this Bye-Law 11 may be filled by the Shareholders at the meeting at which such Director is removed, acting by the affirmative vote of Shareholders holding at least a majority of the total combined voting power of all of the issued and outstanding shares of the Company entitled to vote on the election of Directors, and, in the absence of such election or appointment, the Board may fill the vacancy. A Director so elected or appointed shall hold office until the next annual general meeting of Shareholders.

12. Vacancies on the Board

(1) Subject to the rights of the holders of any class or series of preference shares, the Board shall have the power from time to time and at any time to appoint any person as a Director to fill a vacancy on the Board occurring as the result of any of the events listed in paragraph (3) of this Bye-Law 12 or from an increase in the size of the Board pursuant to Bye-Law 8. The Board shall also have the power from time to time to fill any vacancy left unfilled at a general meeting. A Director appointed by the Board to fill a vacancy shall hold office until the next annual general meeting of shareholders.

Marked Version of Proposed Amendments to Bye-Laws

8. Board Size; Term~~Classes~~ of Directors

(1) Subject to the rights of the holders of any class or series of preference shares, the Board shall consist of such number of Directors (not less than 3) as the Board may determine from time to time by resolution adopted by the affirmative vote of at least a majority of the Board then in office. Any increase in the number of Directors on the Board pursuant to this Bye-Law 8 shall be deemed to be a vacancy and may be filled in accordance with Bye-Law 12 hereof. A decrease in the number of Directors shall not shorten the term of any Director then in office.

(3) ~~At the time when these Bye-Laws come into effect (as indicated in the resolution of the Shareholders adopting these Bye-Laws), subject to the rights of the holders of any class or series of preference shares, the Directors shall be divided into three classes, designated “Class I,” “Class II” and “Class III.” Each class shall consist, as nearly as may be possible, of one-third of the total number of Directors constituting the entire Board. The Class I Directors shall initially serve a one year term of office (expiring at the annual general meeting of Shareholders in 2008), the Class II Directors shall initially serve a two year term of office (expiring at the annual general meeting of Shareholders in 2009) and the Class III Directors shall initially serve a three year term of office (expiring at the annual general meeting of Shareholders in 2010).~~ Commencing ~~A~~at the annual general meeting of Shareholders in 2015~~08~~ and each succeeding annual general meeting of Shareholders, ~~successors to the class of~~ Directors ~~whose term expires at such annual general meeting of Shareholders~~ shall be elected annually for a one~~three-~~year term expiring at the next annual general meeting of Shareholders; provided however, each Director elected at the annual general meeting of Shareholders in 2013 shall hold office until the annual general meeting of shareholders in 2016, and each Director elected at the annual general meeting of Shareholders in 2014 shall hold office until the annual general meeting of Shareholders in 2017. ~~If the number of Directors is changed, the Board shall apportion any increase or decrease among the classes so as to maintain the number of Directors in each class as nearly equal as possible, and any Director of any class elected to fill a vacancy shall hold office for a term that shall coincide with the remaining term of the other Directors of that class, but in no case shall a decrease in the number of Directors shorten the term of any Director then in office.~~ A Director shall hold office ~~until the annual general meeting of Shareholders for the year in which such Director’s term expires; provided that, notwithstanding the foregoing, each Director shall hold office~~ until such Director’s successor shall have been duly elected and qualified or until such Director is removed from office pursuant to Bye-Law 11 or such Director’s office is otherwise earlier vacated.

11. Removal of Directors

(2) Subject to the rights of the holders of any class or series of preference shares, a vacancy on the Board created by the removal of a Director under the provisions of paragraph (1) of this Bye-Law 11 may be filled by the Shareholders at the meeting at which such Director is removed, acting by the affirmative vote of Shareholders holding at least a majority of the total combined voting power of all of the issued and outstanding shares of the Company entitled to vote on the election of Directors, and, in the absence of such election or appointment, the Board may fill the vacancy. A Director so elected or appointed shall hold office until the next annual general meeting of Shareholders~~for a term that shall coincide with the remaining term of the removed Director.~~

12. Vacancies on the Board

(1) Subject to the rights of the holders of any class or series of preference shares, the Board shall have the power from time to time and at any time to appoint any person as a Director to fill a vacancy on the Board occurring as the result of any of the events listed in paragraph (3) of this Bye-Law 12 or from an increase in the size of the Board pursuant to Bye-Law 8. The Board shall also have the power from time to time to fill any vacancy left unfilled at a general meeting. A Director appointed by the Board to fill a vacancy shall hold office until the next annual general meeting of shareholders~~for a term that shall coincide with the remaining term of the other Directors of the class in which such vacancy arose and as otherwise provided in Bye-Law 8(3)~~.

INVESCO LTD.

TWO PEACHTREE POINTE, 1555 PEACHTREE STREET N.E., ATLANTA, GEORGIA 30309

Vote by Internet • Go to www.envisionreports.com/IVZ • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Shareholder Meeting Notice	XXXX XXXX XXXX XXX

Important Notice Regarding the Availability of Proxy Materials

for the Invesco Ltd. Shareholder Meeting

to be Held on May 15, 2014

Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual shareholders’ meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and annual report to shareholders are available at:

www.envisionreports.com/IVZ

Easy Online Access — A Convenient Way to View Proxy Materials and Vote

When you go online to view materials, you can also vote your shares.

Step 1: Go to www.envisionreports.com/IVZ to view the materials.

Step 2: Click on Cast Your Vote or Request Materials.

Step 3: Follow the instructions on the screen to log in.

Step 4: Make your selection as instructed on each screen to select delivery preferences and vote.

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Copy of the Proxy Materials – If you want to receive a copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before May 5, 2014 to facilitate timely delivery.

Shareholder Meeting Notice

Dear Invesco Ltd. Shareholder:

The 2014 Annual General Meeting of Shareholders of Invesco Ltd. (the “Company”) will be held at the Company’s headquarters in the Appalachians Room, 18th Floor, located at Two Peachtree Pointe, 1555 Peachtree Street N.E., Atlanta, Georgia 30309, on Thursday, May 15, 2014, at 1:00 p.m. (local time). The following proposals will be voted upon at the Annual General Meeting:

(1)	to amend the Invesco Ltd. Amended and Restated Bye-Laws to declassify our Board of Directors;

(2)	to elect two (2) directors to serve until the 2017 Annual Meeting;

(3)	to hold an advisory vote on executive compensation; and

(4)	to appoint PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

The Board of Directors recommends a vote “FOR” Items 1, 2, 3 and 4.

The Board of Directors has fixed the close of business on March 17, 2014 as the record date (the “Record Date”) for the determination of shareholders entitled to receive notice of and to vote at the Annual General Meeting or any adjournment(s) thereof.

Shareholders of record as of the Record Date are cordially invited to attend the Annual General Meeting. Directions to attend the Annual General Meeting where you may vote in person can be found on our website, www.invesco.com

PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you.

Here’s how to order a copy of the proxy materials and select a future delivery preference:
Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below.
Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below.
If you request an email copy of current materials you will receive an email with a link to the materials.
PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials.

g	Internet – Go to www.envisionreports.com/IVZ. Click Cast Your Vote or Request Materials. Follow the instructions to log in and order a copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials.

g	Telephone – Call us free of charge at 1-866-641-4276 and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings.

g	Email – Send email to investorvote@computershare.com with “Proxy Materials Invesco Ltd.” in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings.

To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by May 5, 2014.